UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12
OCEANEERING INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000
April 15, 2022

Dear Shareholder:
You are cordially invited to attend the 2022 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 27, 2022, at 8:30 a.m., Central Daylight Saving Time. Due to concerns regarding health and safety arising from the coronavirus (COVID-19) pandemic, the Annual Meeting will be held solely by remote communication via a live audio webcast at www.virtualshareholder
meeting.com/OII2022. Shareholders will not be able to attend the meeting in person.
The format of the virtual meeting has been designed to ensure that shareholders who attend the meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. All of Oceaneering’s directors are currently expected to attend the meeting via the webcast. Oceaneering currently expects future annual meetings of its shareholders to be held in person. It is important that you retain a copy of the unique control number found on the proxy card, voting instruction form or notice, as that number will be required in order for shareholders to gain access as shareholders to the meeting via the webcast. As always, we encourage you to vote your shares by proxy prior to the annual meeting.
On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2021 is enclosed.
We hope you will be able to attend the meeting. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
Thank you for your interest in Oceaneering.

T. Jay Collins Chairman of the Board	Roderick A. Larson President and Chief Executive Officer
Enclosures

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on May 27, 2022
The accompanying Proxy Statement and Annual Report are available under the Filings & Reports tab in the Investor Relations section of our website (www.oceaneering.com).
The following information applicable to the Annual Meeting may be found in the Proxy Statement and/or the accompanying proxy card:
•the date, time and location of the meeting;
•a list of the matters intended to be acted on and our recommendations regarding those matters;
•any control/identification numbers that you need to access your proxy card; and
•information about attending the meeting and voting your shares.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Oceaneering International, Inc.:
The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on the date and at the time and location set forth below. Due to concerns regarding health and safety arising from the coronavirus (COVID-19) pandemic, the Annual Meeting will be held solely by remote communication via a live audio webcast. Shareholders will not be able to attend the meeting in person. The format of the virtual meeting has been designed to ensure that shareholders who attend the meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Oceaneering Virtual Annual Shareholders Meeting
Date:	Friday, May 27, 2022
Time:	8:30 a.m., Central Daylight Saving Time
Webcast Link:	www.virtualshareholdermeeting.com/OII2022
The meeting will be held for the following purposes:
•elect three Class III directors as members of the Board of Directors of Oceaneering to serve until the 2025 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);
•cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 2);
•ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2022 (Proposal 3); and
•transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
The Board of Directors recommends votes in favor of Proposals 1, 2 and 3.
The close of business on April 6, 2022 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
It is important that you retain a copy of the unique control number found on the proxy card, voting instruction form or notice, as that number will be required in order for shareholders to gain access as shareholders to the meeting via the webcast. As always, we encourage you to vote your shares by proxy prior to the annual meeting.
Our Board welcomes your attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting via the Internet or by telephone.

By Order of the Board of Directors,

April 15, 2022	David K. Lawrence Senior Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY VIA THE INTERNET OR BY TELEPHONE OR IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT
PROXIES AND VOTING AT THE MEETING
Only holders of record of shares of Oceaneering International, Inc. (“Oceaneering”) common stock, $0.25 par value per share (“Common Stock”) at the close of business on April 6, 2022 will be entitled to notice of, and to vote at, the meeting. As of that date, 100,253,589 shares of our Common Stock, were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. For 10 days prior to the meeting, a list of shareholders entitled to vote will be available for inspection by any shareholder for any purpose germane to the Annual Meeting at our principal executive offices located at 11911 FM 529, Houston, Texas. If you would like to view the shareholder list, please call our Senior Vice President, General Counsel and Secretary, David K. Lawrence, at (713) 329-4500, to schedule an appointment. The shareholder list will also be available virtually for review during the Annual Meeting.
We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about April 15, 2022. The requirement for a quorum at the meeting is the presence in person (including online) or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
The accompanying proxy is solicited on behalf of our Board of Directors (our “Board”) for use at our Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson LLC to solicit proxies at a fee estimated at $13,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted as follows:
•FOR Proposal 1 to elect the director nominees proposed by our Board;
•FOR Proposal 2 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers; and
•FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2022.
Methods of Voting
Voting by Mail – You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
Voting by Telephone – If you are a shareholder of record, you may vote by proxy by using the toll-free number listed on your proxy card.
Voting via the Internet – If you are a shareholder of record, you may vote by proxy by using the following Internet address: www.proxyvote.com. Whether or not you choose to vote in advance, you may cast or change your vote by logging into and voting at the virtual Annual Meeting by following the instructions available on the meeting website during the meeting. However, even if you plan to participate in the Annual Meeting via the webcast, we recommend that you also vote by proxy as described in this Proxy Statement, so that your votes will be counted if you later decide not to participate in the meeting.
The telephone and Internet voting procedures are designed to verify your vote through the use of a unique voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
If you hold shares through a brokerage firm, bank or other custodian, you may vote via the Internet or by telephone only if the custodian offers that option.
Revocability of Proxies
If you are a shareholder of record, and you vote by proxy by mail, the Internet or telephone, you may later revoke your proxy instructions by:
•sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;
•submitting a signed proxy card, prior to the Annual Meeting, with a later date;
•voting by proxy at a later time, but prior to the Annual Meeting, via the Internet or by telephone; or
•voting at the Annual Meeting.
If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
Attending the Virtual Annual Meeting
To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/OII2022. Shareholders of record as of the close of business on April 6, 2022 will need to enter, when prompted, their unique control numbers, which appear on their proxy cards (printed in the box and marked by the arrow). Those without a control number may attend the virtual Annual Meeting by registering, when prompted, as guests, but they will not have the option to vote their shares or ask questions during the Annual Meeting. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:00 a.m., Central Daylight Saving Time, and you should allow ample time for the check-in procedures. We also encourage you to visit www.virtualshareholdermeeting.com/OII2022 in advance of the Annual Meeting to familiarize yourself with the online access process and update your devices as appropriate. The virtual Annual Meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. You should verify your Internet connection prior to the Annual Meeting. Additionally, you should allow sufficient time after logging in to ensure that you can hear streaming audio prior to the start of the Annual Meeting.
Technical Assistance During the Virtual Annual Meeting
If you encounter difficulty with the Annual Meeting virtual platform during the sign-in process or at any time during the Annual Meeting, you may utilize technical support provided by Oceaneering through Broadridge Financial Solutions, Inc. Technical support information is provided on the sign-in page for all shareholders. If you have difficulties accessing the virtual Annual Meeting during check-in or during the Annual Meeting, please call the technical support number listed on the Annual Meeting sign-in page. We will have technicians ready to assist you with any technical difficulties you may have.
Submitting Questions at the Virtual Annual Meeting
In connection with the Annual Meeting, Oceaneering will hold a live Q&A session, during which its management intends to answer any questions submitted by shareholders of record during the meeting, in accordance with the Rules of Conduct for the meeting, which are pertinent to the meeting matters, as time permits. Substantially similar questions may be grouped together. Shareholders may submit questions in writing by signing into the virtual meeting platform at www.virtualshareholdermeeting.com/OII2022, typing a question into the “Ask a Question” field and clicking submit. Shareholders will need their unique control numbers, which appear on their proxy cards (printed in the box and marked by the arrow). If there are questions pertinent to meeting matters that cannot be answered due to time constraints, our management will post answers to a representative set of such questions that are not addressed during the meeting will be available under the Governance tab in the Investor Relations section of our website (www.oceaneering.com) as promptly as practicable following the meeting . Those questions and answers will be available as soon as practicable after the Annual Meeting and will remain available until we file our proxy statement for our 2023 Annual Meeting of Shareholders.
PROPOSAL 1
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently three directors in each of Classes I and III and four directors in Class II. The members of each class serve for three years following their election, with one class being elected each year.
Three Class III directors are to be elected at the 2022 Annual Meeting. In accordance with our Bylaws, directors are elected by a plurality of the votes cast. However, our Corporate Governance Guidelines provide that, in an uncontested election of directors, any director nominee who does not receive a “for” vote by a majority of shares present in person (including online) or by proxy and entitled to vote and actually voting on the matter shall promptly tender his or her resignation to the Nominating, Corporate Governance and Sustainability Committee of our Board, subject to acceptance by the Board. The Nominating, Corporate Governance and Sustainability Committee will then make a recommendation to the Board with respect to the director’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results. Abstentions and broker “non-votes” marked on proxy cards will not be counted in the election.
Each Class III director will serve until the 2025 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The terms of office of the directors in Classes I and II will expire at the Annual Meetings of Shareholders to be held in 2023 and 2024, respectively.
Our Board unanimously recommends a vote FOR election of the nominees for Class III directors named below.
The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
INFORMATION ABOUT NOMINEES FOR ELECTION AND CONTINUING DIRECTORS
Set forth below is information (ages are as of May 27, 2022) with respect to the three nominees for election as Class III directors, Mr. Roderick A. Larson, Mr. M. Kevin McEvoy, and Mr. Paul B. Murphy, Jr., as well as the continuing directors of Oceaneering.
Board Highlights
Our Board believes that effective oversight comes from a diverse mix of directors with complementary qualifications, attributes, skills and expertise and is essential to effectively advancing Oceaneering’s long-term business strategy. The Nominating, Corporate Governance and Sustainability Committee establishes and regularly reviews with the Board the qualifications, attributes, skills and expertise that it believes are desirable to be represented on our Board to ensure that they align with Oceaneering’s core values and long-term strategy. The Board seeks to strike an appropriate balance between retaining directors with a deep knowledge of Oceaneering and the energy industry and adding new directors with fresh perspectives, among other factors that are set forth below with respect to the nominees for election this year. As part of its composition strategy, our Board has focused on increasing diversity, enhancing its members’ mix of skills and experience and board refreshment.
In 2021, two new directors were elected to our Board, bringing increased diversity and additional expertise, and our long-serving director and Chairman of the Board, John R. Huff, completed his final term as a director. The Nominating, Corporate Governance and Sustainability Committee and the Board believe that the current composition of the Board reflects a group of highly talented individuals with diverse backgrounds, skills, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for Oceaneering and our shareholders and to provide practical insights and diverse perspectives.

Our Board collectively reflects a diversity of experience, skills and backgrounds relevant to our core operations and growth opportunities.

•30% of our Board members identify as diverse by gender, one of whom chairs a standing committee, and 20% identify as diverse by race or ethnicity.
•90% of our Board members have been determined to be independent according to the standards of the New York Stock Exchange.
•70% of our Board members and 100% of the Board’s standing committee members are outside directors.
•80% of our Board members have substantial experience in one or more of the industries in which we operate, including energy, manufacturing, maritime, robotics and other digital technologies, aerospace and defense.
•All of our Board members have held senior leadership roles, engaged in strategic planning, are financially literate and have corporate governance experience. Their backgrounds include oversight of financial reporting, corporate development, enterprise risk, health, safety and environmental matters, human capital management, international operations, information technology, and sustainability and climate change issues.
•Our Board members have a median tenure of five years, with the majority having served between one and four terms of three years per term.
Nominees for Election
Class III Director Positions (2022 - 2025)

Roderick A. Larson, President and Chief Executive Officer Age: 55 Director since: May 2017 Committees: N/A

Mr. Larson has served as President and Chief Executive Officer of Oceaneering since May 2017 and as President since 2015. Mr. Larson previously served as Senior Vice President and Chief Operating Officer from 2012 to 2015. Prior to joining Oceaneering in 2012, Mr. Larson was employed by Baker Hughes Incorporated for more than 20 years, where he held various leadership and technical positions, including most recently as President, Latin America Region, from 2011 to 2012 and Vice President of Operations, Gulf of Mexico Region, from 2009 to 2011. He has been a director of Newpark Resources, Inc. since 2014. Mr. Larson serves on the boards of the American Petroleum Institute and the National Ocean Industries Association and was the 2021 Chair of the Energy Workforce and Technology Council.
The Board has determined that Mr. Larson is qualified to serve on our Board based on his in-depth knowledge regarding our business and the energy industry and his leadership skills, derived from his service as a member of our executive management team, service as a public company director for eight years and over 30 years of experience in the oilfield services industry.

M. Kevin McEvoy Age: 71 Director since: May 2011 Committees: N/A

Mr. McEvoy has been a director of EMCOR Group, Inc. since June 2016. Previously, he served as Chief Executive Officer of Oceaneering from 2011 to May 2017 and President from 2011 to 2015. Mr. McEvoy’s service with Oceaneering began in 1979 with Solus Ocean Systems, Inc., which Oceaneering acquired in 1984, and included senior management positions in each of our business segments prior to being appointed Senior Vice President, Western Region, in 2000, Executive Vice President in 2006 and Chief Operating Officer in 2010. Mr. McEvoy holds a CERT Certificate in Cybersecurity Oversight from the Carnegie Mellon University Software Engineering Institute and the National Association of Corporate Directors.
The Board has determined that Mr. McEvoy is qualified to serve on our Board based on his thorough knowledge of Oceaneering and its businesses, which he gained through his years of service in each of our business segments and as a member of our executive management team, as well as through his service on our Board and as an outside director of a publicly traded company in the construction industry. A U.S. Navy veteran, Mr. McEvoy has over 45 years of experience in offshore, diving and other subsea and marine-related activities, primarily in oilfield-related areas, with significant international exposure.

Paul B. Murphy, Jr. Age: 62 Director since: August 2012 Committees: Audit (Chair); Nominating, Corporate Governance and Sustainability

Mr. Murphy has been Executive Vice Chairman of Cadence Bank since October 2021, having served as Chief Executive Officer and chairman of the board of directors of its predecessors Cadence Bancorporation and Cadence Bank, N.A from 2009 until such date. From 1990 to 2009, Mr. Murphy was employed by Amegy Bank of Texas, where he served in senior leadership roles, including as Chief Executive Officer from 2000 to 2009 and as a director of that bank from 1994 to 2009. Within the past five years, Mr. Murphy has also served as a director of Hines Real Estate Investment Trust, Inc. from 2008 to November 2018. Mr. Murphy has been a director of the general partner of Natural Resource Partners L.P. since March 2018.
The Board has determined that Mr. Murphy is qualified to serve on our Board based on his considerable experience as an executive officer and director of both privately owned and publicly traded companies, particularly financial institutions. Mr. Murphy’s financial background, including over 40 years of business and entrepreneurial experience in the financial services industry, allows him to provide valuable contributions to our Board. Including his service on our Board, Mr. Murphy has over 25 years of experience as a director of publicly traded companies.

Continuing Directors

Class I Director Positions (2020 - 2023)

William B. Berry Age: 69 Director since: June 2016 Committee: Compensation

Mr. Berry has been a director of Continental Resources, Inc. since 2014 and became its Chief Executive Officer on January 1, 2020. He previously served as Executive Vice President, Exploration and Production, of ConocoPhillips from 2003 until his retirement in 2008, after more than 30 years with ConocoPhillips and its predecessor, Phillips Petroleum Company, during which he held other executive positions in Africa, Asia, Europe and the Middle East. Within the past five years, Mr. Berry also served on the board of directors of Frank’s International N.V. from 2015 to June 2020.
The Board has determined that Mr. Berry is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business acumen and leadership skills derived in part from his tenure as an executive officer of a multinational, publicly traded customer of ours, over 35 years in domestic and international exploration and production, and experience as a director of various other public companies. Mr. Berry has significant financial and operational expertise and experience.

T. Jay Collins Age: 75 Director since: March 2002

Mr. Collins was named Chairman of the Board in May 2021. He has also served as a director of Pason Systems Inc. since 2012 and Murphy Oil Corporation since 2013. He previously served as Oceaneering’s Chief Executive Officer from 2006 to 2011, President from 1998 to 2011 and Chief Operating Officer from 1998 until 2006. Mr. Collins previously held other executive positions with Oceaneering, after joining Oceaneering as Senior Vice President and Chief Financial Officer in 1993. He also serves as a director and chairman of the board of Texas Institute of Science, Inc.
The Board has determined that Mr. Collins is qualified to serve on our Board based on his substantial experience as a member of our Board and other public company boards, his thorough knowledge of Oceaneering and its businesses, which he gained through his service as a member of our executive management team and our Board, his extensive knowledge of the energy industry, and his experience as a senior financial officer. Including his service on our Board, Mr. Collins has over 45 years of experience with companies engaged in oilfield-related or other energy-related businesses.

Jon Erik Reinhardsen Age: 65 Director since: October 2016 Committees: Compensation; Nominating, Corporate Governance and Sustainability

Mr. Reinhardsen has been a director and chair of the board of directors of Equinor ASA since September 2017. From 2008 to August 2017, he served as President and Chief Executive Officer of Petroleum Geo-Services ASA (“PGS”).  Prior to joining PGS, he held executive positions in Alcoa Inc. and Aker Kvaerner ASA. Within the past five years, Mr. Reinhardsen has served as a director of other publicly traded companies, including Borregaard ASA from April 2016 to April 2018 and Telenor ASA since 2014.

The Board has determined that Mr. Reinhardsen is qualified to serve on our Board based on his extensive experience in, and knowledge of, the subsea oilfield services industry, his involvement with renewable energy, his international perspective and his experience as a director of various other public companies. Including his service on our Board, Mr. Reinhardsen has significant financial and operational expertise and experience spanning over 35 years in engineering-, construction- and energy-related businesses.

Class II Director Positions (2021 - 2024)

Karen H. Beachy Age: 51 Director since: January 2021 Committee: Compensation
Ms. Beachy serves as an associate of The Alliance Risk Group, LLC, a consultancy which she joined in January 2022 focused on integrated risk management, energy transformation and other supply chain advisory services. Prior to joining The Alliance Risk Group, Ms. Beachy served in roles of increasing responsibility with Black Hills Corporation, an investor-owned utility, from July 2014 until her departure in December 2020, most recently as Senior Vice President, Growth and Strategy from August 2019. Previously, she served that company as Vice President, Growth and Strategy from October 2018, Vice President, Supply Chain from September 2016 and Director, Supply Chain from July 2014. Prior to joining Black Hills Corporation, Ms. Beachy served in management roles in natural-gas field operations and strategic sourcing for Vectren Corporation, an investor-owned utility, from May 2010, after two years in management consulting and 13 years with LG&E Energy Corporation and its successors (now known as LG&E and KU Energy LLC).
The Board has determined that Ms. Beachy is qualified to serve on our Board based on her extensive experience in corporate strategy implementation, corporate and business development and supply chain management during a career spanning over 25 years, her familiarity with public company governance as an executive officer, thorough knowledge of the natural gas and electric utility businesses, and demonstrated ability in stakeholder engagement.

Deanna L. Goodwin Age: 57 Director since: February 2018 Committees: Audit; Compensation (Chair)

Ms. Goodwin has been a member of the supervisory board of Arcadis NV, a global design, engineering and management consulting company, since April 2016, and a director of Kosmos Energy Ltd. since June 2018. Ms. Goodwin served as President, North America Region, of Technip USA, Inc. from December 2013 until her retirement in January 2017, following completion of the business combination involving Technip S.A. and FMC Technologies, Inc. Previously, Ms. Goodwin held other operational and financial leadership positions with Technip USA, Inc. and its predecessors from 2007 and with Veritas DGC, Inc. from 1993 to 2007. She began her career as an auditor with Price Waterhouse, now PricewaterhouseCoopers, in 1987. Ms. Goodwin is a CPA and a member of the Chartered Professional Accountants of Canada.
The Board has determined that Ms. Goodwin is qualified to serve on our Board based on her considerable executive experience, particularly with operational and financial management, and service as a director of international public companies, as well as her accounting and auditing background. Ms. Goodwin’s significant operational and financial background, including over 25 years of experience in the oil and gas products and services industry, and experience as a director of other public companies, allow her to provide valuable contributions to our Board.

Kavitha Velusamy Age: 51 Director since: January 2021 Committee: Audit

Dr. Velusamy serves as Senior Vice President, Engineering of Robust AI, Inc., a robotics company which she joined in August 2021. Previously, Dr. Velusamy served as Vice President, Software Engineering of Leia, Inc., a light field display technology company, which she joined in July 2020. Previously, Dr. Velusamy served as Vice President, Engineering of iMerit, Inc., a company that enriches and annotates data that powers algorithms in machine learning, from June 2019 to July 2020, and held technical leadership roles with Bossa Nova Robotics, Inc. from May 2016 to March 2019, NVIDIA Corporation from February 2015 to April 2016, and Amazon.com, Inc., from November 2010 to February 2015. Her prior experience also includes working for Cisco Systems, Inc. from 2001 until 2010 and Motorola India Electronics Limited from 1999 until 2000.
The Board has determined that Dr. Velusamy is qualified to serve on our Board based on her contributions to a variety of transformative technologies and extensive experience in technology development and delivery in the fields of telepresence and robotics, which the Board believes may be leveraged by us to enhance capabilities, improve job safety, reduce environmental impacts and generate efficiency gains for our customers in energy-related and non-energy-related industries.

Steven A. Webster Age: 70 Director since: March 2015 Committees: Nominating, Corporate Governance and Sustainability (Chair)

Mr. Webster has served as Managing Partner of AEC Partners, L.P. since May 2017 and as Co-Managing Partner of Avista Capital Partners, L.P., since he co-founded that firm in 2005. Prior to that time, Mr. Webster served as chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity, from 2000 to 2005, and as the Chief Executive Officer of R&B Falcon Corporation and its predecessor, Falcon Drilling Company, from its founding in 1988 to 1999. Mr. Webster has been a trust manager of Camden Property Trust since 1993, and a director of Callon Petroleum Company and its predecessors since 1993. Within the past five years, Mr. Webster has served as a director of other publicly traded companies, including Era Group Inc. from 2013 until its merger with Bristow Group Inc. in June 2020 and Basic Energy Services, Inc. from 2000 to December 2016.
The Board has determined that Mr. Webster is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business leadership skills from his tenure as chief executive officer and board chair of publicly traded companies, his over 30-year career in private equity and investment activities, and his experience as a director of a variety of other public and private companies. Mr. Webster has over 35 years of experience in the onshore and offshore oil and gas exploration and production and oilfield services industries.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth the number of shares of Common Stock beneficially owned as of April 6, 2022 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

Name	Number of Shares (1)	Number of Shares Underlying Restricted Stock Units (2)	Total (3)
Karen H. Beachy	29,292	—	29,292
William B. Berry	70,208	—	70,208
Deanna L. Goodwin	60,208	—	60,208
David K. Lawrence	62,910	75,679	138,589
Alan R. Curtis	68,545	118,488	187,033
T. Jay Collins	66,780	—	66,780
Roderick A. Larson	174,906	364,267	539,173
Eric A. Silva	47,670	56,607	104,277
M. Kevin McEvoy	125,885	—	125,885
Paul B. Murphy, Jr.	57,916	—	57,916
Jon Erik Reinhardsen	70,208	—	70,208
Martin J. McDonald	46,315	52,746	99,061
Kavitha Velusamy	29,292	—	29,292
Steven A. Webster	74,208	—	74,208
All directors and executive officers as a group (21 persons)	1,107,625	912,289	2,019,914
(1)Includes the following shares granted in 2022 pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no current dispositive power: Ms. Beachy – 11,905; Mr. Berry – 11,905; Ms. Goodwin – 11,905; Mr. Collins – 17,677; Mr. McEvoy – 11,905; Mr. Murphy – 11,905; Mr. Reinhardsen – 11,905; Dr. Velusamy – 11,905; Mr. Webster – 11,905; and all directors and executive officers as a group – 112,917. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the indicated persons have the right to direct the plan trustee on how to vote: Mr. Curtis – 13,604; Mr. Lawrence – 4,935; and all directors and executive officers as a group – 57,625. At withdrawal, the share equivalents in the 401(k) Plan are to be settled in shares of Common Stock. The beneficial ownership of (a) each director and executive officer represents 0.2% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represents 1.1% of the outstanding Common Stock. There are no outstanding stock options held by any of our directors or executive officers.
(2)Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.
(3)The indicated shares of Common Stock and Common Stock underlying restricted stock units of (a) each director and executive officer represent 0.5% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represent 2.0% of the outstanding Common Stock.

Listed below are the only persons who, to our knowledge, may be deemed to be beneficial owners as of April 6, 2022 of more than 5% of the outstanding shares of Common Stock. This information is based on beneficial ownership reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,822,569	(2)	18.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,240,173	(3)	11.2%
FMR LLC 245 Summer Street Boston, MA 02210	6,237,547	(4)	6.2%
(1)All percentages are based on the total number of issued and outstanding shares of Common Stock as of April 6, 2022.
(2)The amount beneficially owned of 18,822,569 shares of Common Stock, as shown, is as reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 27, 2022. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 18,141,448 shares and sole dispositive power with respect to 18,822,569 shares. The Schedule 13G/A further reports that: (a) BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., is the beneficial owner of 5% or greater of the Common Stock outstanding; and (b) iShares Core S&P Small-Cap ETF has the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of, 5% or more of the Common Stock outstanding.
(3)The amount beneficially owned of 11,240,173 shares of Common Stock, as shown, is as reported by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 10, 2022. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 0 shares, sole dispositive power with respect to 11,080,566 shares, shared voting power with respect to 81,349 shares and shared dispositive power with respect to 159,607 shares. The Schedule 13G/A further reports that certain subsidiaries of The Vanguard Group own shares of Common Stock but does not identify any such subsidiary as beneficially owning 5% or greater of the Common Stock outstanding.
(4)The amount beneficially owned of 6,237,547 shares of Common Stock, as shown, is as reported by FMR LLC in a Schedule 13G/A filed with the SEC on February 9, 2022. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 669,676 shares and sole dispositive power with respect to all 6,237,547 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiaries of FMR LLC collectively and beneficially owning the shares being reported in the Schedule 13G/A as: FIAM LLC, Fidelity Management & Research Company LLC (“FMR Co. LLC”), Fidelity Management Trust Company and Strategic Advisors LLC. The Schedule 13G/A further reports: (a) FMR Co. LLC is the beneficial owner of 5% or greater of the Common Stock outstanding; (b) Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC; (c) members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (d) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (e) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (f) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by FMR Co. LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (g) FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A disclaims reporting on shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of the FMR reporting entities in accordance with SEC Release No. 34-39538 (January 12, 1998).

CORPORATE GOVERNANCE
During 2021, our Board held four meetings of the full Board and 16 meetings of committees of the Board. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served (during the period of service). In addition, we have a policy that directors are encouraged to attend the Annual Meeting. Last year, all of our directors attended our Annual Meeting. In 2021, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2022. The chairmen of the Audit Committee, Compensation Committee and Nominating, Corporate Governance and Sustainability Committee chair these executive sessions on a rotating basis under our Corporate Governance Guidelines. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (Independent Members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.
Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board must have a majority of independent directors. The director independence standards of the NYSE require a board determination that a director have no material relationship with us and no specific relationships that preclude independence. Our Board considers relevant facts and circumstances in assessing whether a director is independent. Our Board has determined that, with the exception of Mr. Larson, our President and Chief Executive Officer, all of our directors currently meet the NYSE independence requirements.
We have three standing committees of our Board, composed as follows:

Director	Audit Committee	Compensation Committee	Nominating, Corporate Governance and Sustainability Committee
Karen H. Beachy		Member
William B. Berry		Member
Deanna L. Goodwin	Member	Chair
Paul B. Murphy, Jr.	Chair		Member
Jon Erik Reinhardsen	Member	Member	Member
Kavitha Velusamy	Member
Steven A. Webster			Chair
Our Board has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements that the SEC has established for service on an audit committee.
COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee, which is comprised of directors Murphy (Chair), Goodwin, Reinhardsen and Velusamy, held eight meetings during 2021.
Our Board has determined that Ms. Goodwin and Messrs. Murphy and Reinhardsen are audit committee financial experts and that all members of the Audit Committee are financially literate, as defined in the applicable rules of the SEC and the NYSE. For information relating to the background of each member of the Audit Committee, see the biographical information under “Information about Nominees for Election and Continuing Directors.”
The Audit Committee is appointed by our Board, on the recommendation of the Nominating, Corporate Governance and Sustainability Committee, to assist the Board in its oversight of:
•the integrity of our financial statements;
•our compliance with applicable legal and regulatory requirements;
•the independence, qualifications and performance of our independent auditors;

•the performance of our internal audit functions; and
•the adequacy of our internal control over financial reporting.
Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditors. The Audit Committee operates under a written charter adopted by our Board. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditors’ work.
The Audit Committee annually reviews the performance and independence of the independent auditors in deciding whether to retain independent auditors or engage a different independent registered public accounting firm for the ensuing year. In the course of these reviews, the Audit Committee considers, among other things, the independent auditors’: general qualifications; historical quality of service provided to us; sufficiency of resources; quality of communication and interaction; and independence, objectivity and professional skepticism. The Audit Committee also considers whether, in order to assure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm acting as our independent auditor, which includes consideration of the advisability and potential impact of selecting a different independent registered public accounting firm.
In discharging its duties, the Audit Committee also reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) the independent auditors’ annual audit of our internal control over financial reporting; recommends to our Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our senior compliance and internal audit personnel, independent auditors and management; reviews, among other things, the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, information technology and cybersecurity, legal and regulatory matters and taxes, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies.
A copy of the Audit Committee charter is available under the Governance tab in the Investor Relations section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”
Compensation Committee
The Compensation Committee, comprised of directors Goodwin (Chair), Beachy, Berry and Reinhardsen, held four meetings during 2021.
The Compensation Committee is appointed by our Board to:
•assist the Board in discharging its responsibilities relating to: (1) compensation of our executive officers and nonemployee directors; and (2) employee benefit plans and practices; and
•produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.
Specific duties and responsibilities of the Compensation Committee include: overseeing our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus programs, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the directors’ and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its own performance and its charter.
On an annual basis, the Compensation Committee engages a recognized executive compensation consulting firm (the “Compensation Consultant”) to assist the Compensation Committee in its administration of compensation for our directors and executive officers. The Compensation Consultant provides to the Compensation Committee a market analysis including total direct compensation (salary, annual incentive bonus and long-term incentive compensation), retirement benefits and perquisites for each of our executive officers and compensation for nonemployee directors among peer group companies and other survey data (see “Compensation Discussion and Analysis – The Role of the Compensation Consultant” in this Proxy Statement). The Compensation Consultant engaged in 2021 was Meridian Compensation Partners, LLC, which has served in this capacity since 2015.
The Compensation Committee approves the forms and amounts of annual and long-term incentive program compensation for our executive officers and other key employees, and recommends to the Board the forms and amounts of compensation for nonemployee directors.
The Compensation Committee operates under a written charter adopted by our Board. A copy of the Compensation Committee charter is available under the Governance tab in the Investor Relations section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”
Nominating, Corporate Governance and Sustainability Committee
The Nominating, Corporate Governance and Sustainability Committee (the “Governance & Sustainability Committee”), comprised of directors Webster (Chair), Murphy and Reinhardsen, held four meetings during 2021.
The Governance & Sustainability Committee is appointed by our Board to, among other things:
•identify individuals qualified to become directors of Oceaneering;
•recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;
•recommend to our Board a director to serve as Chairman of the Board;
•recommend to our Board committee assignments for directors;
•periodically assess the performance of our Board and its committees;
•periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;
•monitor and advise the Board regarding environmental, corporate social responsibility, sustainability and governance (collectively, “ESG”) matters and have oversight responsibility for Oceaneering’s public reporting on ESG matters;
•monitor emerging issues potentially affecting the reputation of Oceaneering and the industries in which Oceaneering has significant operations;
•monitor and advise the Board regarding public policy issues, including Oceaneering’s political contributions policies and practices and lobbying priorities and activities;
•evaluate related-person transactions in accordance with our policy regarding such transactions; and
•periodically review and assess the adequacy of our corporate governance policies and procedures.
The Governance & Sustainability Committee operates under a written charter adopted by our Board. A copy of this charter and a copy of our Corporate Governance Guidelines are available under the Governance tab in the

Investor Relations section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of each of these documents from us upon request.
The Governance & Sustainability Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.
Shareholder Nominations for Board Candidates
The Governance & Sustainability Committee will also consider nominees recommended by shareholders in accordance with our Bylaws. In assessing the qualifications of all prospective nominees to the Board, the Governance & Sustainability Committee will consider, in addition to criteria set forth in our Bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences and that any initial list of new director candidates developed by the Governance & Sustainability Committee, or by a third-party consultant engaged by or on behalf of the committee, to fill any vacancy in Board membership should include one or more qualified women and minority candidates.
A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our Bylaws, as well as applicable securities laws and regulations of the NYSE. The Governance & Sustainability Committee will consider all candidates identified through the processes described above, whether identified by the committee or by a shareholder, and will evaluate each of them on the same basis.
As to each person a shareholder proposes to nominate for election as a director, our Bylaws provide that the nomination notice must:
•include the name, age, business address, residence address (if known) and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and
•be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.
The nomination notice must also include, as to that shareholder and any of that shareholder’s “associates” (defined to include (1) any person acting in concert with that shareholder, (2) any person who beneficially owns shares of Common Stock owned of record or beneficially by that shareholder and (3) any person controlling, controlled by or under common control with, directly or indirectly, that shareholder or any person described in the foregoing clause (1) or (2)) on whose behalf the nomination or nominations are being made:
•the name and address of that shareholder, as they appear on our stock records and the name and address of that associate;
•the number of shares of Common Stock which that shareholder and that associate own beneficially or of record;
•a description of any agreement, arrangement or understanding relating to any hedging or other transaction or series of transactions (including any derivative or short position, profit interest, option, hedging transaction or borrowing or lending of shares) that has been entered into or made by that shareholder or that associate, the effect or intent of which is to mitigate loss, manage risk or benefit from share price changes or to increase or decrease the voting power of that shareholder or that associate, in any case with respect to any share of Common Stock;
•a description of all arrangements and understandings between that shareholder or that associate and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;
•a representation as to whether that shareholder or that associate, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends, (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (2) otherwise to solicit proxies in support of the nomination; and
•any other information relating to that shareholder and that associate that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations, in connection with solicitations of proxies for an election of a director.
In addition, the nomination notice must include a representation that the shareholder will notify us in writing of any change in any of the information referenced above as of the record date for the meeting of shareholders to which the nomination relates promptly following the later of that record date or the date notice of that record date is first publicly disclosed. We may require any person a shareholder proposes to nominate for election as a director under the provisions described above to furnish additional written information to determine the eligibility of that person to serve as a director.
To be timely for consideration at our 2023 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, not earlier than November 28, 2022 and not later than the close of business on February 26, 2023.
LEADERSHIP STRUCTURE AND BOARD RISK OVERSIGHT
We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chairman of our Board. Our Board believes this structure is appropriate in the existing circumstances, as Mr. Larson, our President and Chief Executive Officer, and Mr. Collins, Chairman of our Board, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.
The members of each of the Audit Committee, the Compensation Committee and the Governance & Sustainability Committee include only persons whom the Board has affirmatively determined are independent. None of the chairs of our Board committees serves as chair of more than one of those committees. As discussed above, our Board has determined that all members of the Audit Committee are financially literate and Ms. Goodwin and Messrs. Murphy and Reinhardsen are audit committee financial experts as defined in the applicable rules of the SEC and the NYSE. Although our Board believes the current membership and leadership structure for our Board committees are appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership structure in the future, should future circumstances warrant such a change in the view of our Board.
The risk oversight role of our Board and its committees is set forth in our Corporate Governance Guidelines and respective committee charters. Our Board and its committees are actively involved in the oversight of risks applicable to Oceaneering through oversight of our enterprise risk management program. Our Board oversees our risks associated with:
•our operations, workforce, markets and strategy;
•compliance and financial matters, with the assistance of the Audit Committee;
•ESG matters, including climate change and sustainability, public policy, our Board and executive officer leadership and succession, conflicts of interest, and more generally with the adequacy of our governance policies and procedures, with the assistance of the Governance & Sustainability Committee; and
•compensation policies and practices for executive officers and key employees, with the assistance of the Compensation Committee.

Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk-taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee, with all members being independent and financially literate and several members being audit committee financial experts, and our Governance & Sustainability Committee and Compensation Committee, with all members being independent, provides for an efficient and effective means of overseeing these risks. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS
Oversight
Our Board, with the assistance of its committees and our executive management team, oversees the development and implementation of our business strategies and matters involving the identification and management of risks, including risks related to long-term sustainability, including oversight of our commitments to safety, diversity and inclusion, human health, the environment, ethical business practices and responsible corporate citizenship in the communities in which we live and work around the world. In 2021, our Board considered and discussed matters related to our sustainability during each of its regularly scheduled quarterly meetings. These discussions covered, among other things, our strategies for attracting and retaining highly skilled employees and further diversifying our business into new strategic growth areas (including in non-energy markets), expanding sustainable services and products for our customers and other ongoing ESG efforts.
Our Governance & Sustainability Committee has oversight responsibility for sustainability matters, including monitoring and advising the Board with respect to such matters, engaging on topics related to Oceaneering’s sustainability program, climate change and the environment, and overseeing Oceaneering’s public reporting on ESG matters. Management provides regular updates to the Governance & Sustainability Committee as well as the Board with respect to these matters.
Specifically, our Governance & Sustainability Committee:
•reviews our internal compliance with both internally established and externally applicable sustainability codes and principles across all business units;
•reviews our compliance with ESG matters and analyses related to the impacts of environmental and social trends and uncertainties on our business;
•oversees major decisions to specifically assess exposure to, and management of, sustainability-related risks, including climate risk;
•provides input to our executive management team regarding the determination of materiality of sustainability issues for the purposes of public disclosure;
•receives advice from internal and external sources, including our management-level sustainability committee, and third-party consultants and reports regularly to the Board; and
•approves external reporting on ESG matters.
Energy Transition
We believe that our strategies for continuing to assist our energy-focused customers to reduce their carbon emissions in exploring for, developing and producing oil and natural gas and in addressing the ongoing energy transition, as well as diversifying our business into new strategic growth areas in non-energy markets, will keep us well positioned as a resilient company in a potentially lower-carbon environment. Today, the impacts of climate-related risks and opportunities and the global focus on energy transition are influencing our strategy in the following ways:
•we are actively looking at ways to help our customers minimize the carbon footprint of producing oil and natural gas;

•we are deploying our competencies and capabilities to serve the energy-transition markets, including offshore wind; and
•we are reviewing and assessing new investments to further diversify our businesses into new strategic growth areas outside the energy industry, such as mobility solutions and digital asset management, as well as increasing our participation in the aerospace and defense sectors.
ESG Reporting
We share the climate change concerns of our communities and our stakeholders, and we are actively engaged in the energy transition in order to mitigate our environmental impact and enable a lower-carbon future.
We have voluntarily disclosed key ESG matters and other metrics in our annual Sustainability Accounting Standards Board (“SASB”) Reports, based on metrics outlined in the SASB voluntary disclosure framework. Our most recent SASB Report, which was published in May 2021 and covers calendar year 2020, is available on our website at: www.oceaneering.com under “Sustainability.” For 2021, we have published our initial Climate Change Report, informed by the Task Force on Climate-Related Financial Disclosures guidance, which is available on our website at: www.oceaneering.com under “Sustainability.” Unless specifically stated herein, documents and information on our website are not incorporated by reference into this proxy statement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.
CODE OF ETHICS
Our Board adopted a code of ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller, and a code of business conduct and ethics that applies to all our directors, officers and employees. Each is available under the Governance tab in the Investor Relations section of our website (www.oceaneering.com). Any shareholder may obtain a printed copy of these codes from us upon request. Any change in or waiver of these codes of ethics will be disclosed on our website.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports filed electronically with the SEC and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2021, except that Mr. McEvoy, one of our directors, filed a Form 4 that reported, after the time prescribed, a sale of Common Stock by him.
REPORT OF THE AUDIT COMMITTEE
During the year ended December 31, 2021, the Audit Committee of our Board was comprised of the directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Audit Committee met eight times during the year ended December 31, 2021. The Audit Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, all of Oceaneering’s earnings releases in 2021 prior to the public release of those earnings releases. In addition, the chair of the Audit Committee reviewed and discussed with management the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021, prior to their being filed with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2021. Members of management represented to the Audit Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Ernst & Young matters required to be discussed under the standards of the Public Company Accounting Oversight Board. The Audit Committee also reviewed and discussed, with management and Ernst & Young, our management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Ernst & Young provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s independence, and the Audit Committee discussed with Ernst & Young its independence from Oceaneering. The Audit Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
Based on the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the items referred to above, the Audit Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2021 be included in the Form 10-K for the year ended December 31, 2021 filed with the SEC.

Audit Committee
Paul B. Murphy, Jr., Chair
Deanna L. Goodwin
Jon Erik Reinhardsen
Kavitha Velusamy

PROPOSAL 2
ADVISORY VOTE ON A RESOLUTION TO APPROVE
THE COMPENSATION OF OCEANEERING’S NAMED EXECUTIVE OFFICERS
As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
In making compensation decisions, the Compensation Committee of our Board considers all elements of compensation when setting each element of compensation. The Compensation Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan value against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.
As described in detail under the “Compensation Discussion and Analysis” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed:
•to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders’ interests, while at the same time avoiding the encouragement of unnecessary or excessive risk taking; and
•to deliver a significant portion of that compensation through variable compensation elements that are tied to key performance objectives. Generally, at least one-half of the target total direct compensation (annual salary, annual incentives and long-term incentives) of our Named Executive Officers is performance-based and approximately 60% of the estimated grant date value of their long-term incentive awards is performance-based.
We have implemented changes across Oceaneering to align our operations with anticipated activity and pricing levels, and we have made operational adjustments to mitigate the effects of the COVID-19 pandemic. These efforts include our “future of work” initiative, which we began in 2020 to integrate hybrid and remote work into operational and facilities planning, and our continued operational excellence and cost-reduction efforts, which we began in 2015 and have led to improved financial performance. These initiatives have necessarily included the recognition of some significant impairment charges and other asset write-downs.
In consideration of those impairments and write-downs, the Compensation Committee approved a discretionary adjustment to the performance units awarded in 2019 to align the definition of Adjusted EBITDA with the definition used in subsequent performance unit awards, to include (in addition to adjustments to remove the net impact of foreign currency gains and losses and sales of fixed assets and investments resulting in gains or losses) adjustments for: impairments, write-downs and/or write-offs of assets; corporate restructuring expenses; and any other unusual items as may be approved by the Compensation Committee. In its determination to make that adjustment, the Compensation Committee concluded that this definition provides a more accurate measure of Oceaneering’s financial performance (see the discussion in “Compensation Discussion and Analysis — Executive Compensation Components” below, including under the headings “Annual Incentive Awards Paid in Cash” and “Long-Term Incentive Compensation — 2019-2021 Performance Units”).
As we have continued to review our cost structure and implement operational improvement and cost-reduction initiatives, Oceaneering’s financial performance, and the achievement of goals and amounts realized by our Named Executive Officers for 2021 under our performance-based incentive programs, have been positively affected. Our 2021 annual bonus program and 2019 long-term performance unit program (after giving effect to the change in the definition of Adjusted EBITDA referenced above) have exceeded target results. All business segments delivered improvements in operating results in 2021, compared to 2020, as further highlighted below.
In 2021, our consolidated revenue increased by 2% from $1.8 billion in 2020 to $1.9 billion, with increases in our Offshore Projects Group, Subsea Robotics, Aerospace and Defense Technologies and Integrity Management and Digital Solutions segments, which were partially offset by a decline in our Manufactured Products segment. Despite the challenges of the COVID-19 pandemic and the prolonged downturn in the oilfield markets we serve, our 2021 operating performance benefited considerably from a continued focus on operational excellence programs. Notable achievements for 2021 included:

•maintaining our strong focus on health and safety, particularly on COVID-19 protocols, life-saving rules, high-hazard tasks and engineered solutions, achieving a Total Recordable Incident Rate (“TRIR”) of 0.4 in 2021;
•improving our gross margin to $264 million in 2021, an increase of 61% over 2020, with year-over-year improvements in all business segments, and a second consecutive year of record operating income in our Aerospace and Defense Technologies segment;
•continuing: (1) to advance our innovative robotics and automation solutions, including our resident, battery-powered remotely operated vehicle (“ROV”) system to support subsea inspection, maintenance and repair (“IMR”) activities and our high-current work-class ROV to serve the offshore renewable energy market; and (2) to develop our next-generation hybrid ROV and autonomous underwater vehicle, to provide IMR services to the subsea pipeline and infrastructure market, while maintaining our ROV fleet size and utilization at levels consistent with those in 2020 with higher average revenue per day on hire;
•generating net cash flow from operations of $225 million in 2021, an increase of 65% over 2020, ending the year with cash and cash equivalents on our balance sheet of $538 million, an increase of 19% over the corresponding amount as of December 31, 2020, while investing $50 million in capital expenditures and reducing the outstanding principal amount of our 2024 senior notes by $100 million without drawing on our revolving credit facility;
•increasing backlog in our Manufactured Products segment to $318 million as of December 31, 2021 from $266 million as of December 31, 2020, an increase of $52 million, or 20%; and
•enhancing the ESG disclosures on our website, including the publication of our initial Climate Change Report, guided by the Task Force on Climate-Related Financial Disclosures framework, and our second annual sustainability report, based on the Sustainability Accounting Standards Board standards, under the oversight of the Nominating, Corporate Governance and Sustainability Committee, which is responsible for overseeing public reporting and advising the Board on ESG matters.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our executive officers.
Accordingly, we ask our shareholders to vote on the following resolution:
RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
In accordance with our Bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person (including online) or by proxy and entitled to vote on the proposal at the 2022 Annual Meeting of Shareholders. Because abstentions are counted as present for purposes of the vote on this proposal, but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this vote.
Our Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.
The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers during 2021. We refer to these individuals in this Proxy Statement as the “Named Executive Officers.” This CD&A also includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives. As used in this CD&A, references to the “Committee” mean the Compensation Committee of our Board.
Executive Summary
Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our executive officers that is aligned with our shareholders’ interests. When considering our program, we believe it is important to note:
•the primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans that are designed in the aggregate to provide opportunity that is competitive with the 50th percentile of a peer group and survey data identified by the Compensation Consultant retained by the Committee of a peer group and survey data identified by the Compensation Consultant retained by the Committee;
•a significant portion of the program is delivered through variable compensation elements that are tied to key performance objectives of Oceaneering. Generally, at least one-half of the target total direct compensation (annual salary and annual and long-term incentives at target levels) is performance-based and approximately 60% of the estimated grant date value of long-term incentive awards is performance-based;
•through 2021, we intensified our focus on growth and new ways of working, while we continued our operational excellence programs and focus on health and safety, including:
–implementing our “future of work” framework for optimizing on-site, hybrid and remote working arrangements;
–minimizing employees’ COVID-19 workplace exposure, recording a TRIR of 0.4 for the year, and maintaining business continuity;
–achieving a 61% improvement in our gross margin compared to 2020, with year-over-year improvements in gross margin in all business segments;
–increasing cash and cash equivalents on our balance sheet by 19% year over year to $538 million as of December 31, 2021, while maintaining strong liquidity and continued capital investment and reducing the outstanding principal amount of our 2024 senior notes by $100 million without drawing on our revolving credit facility; and
–enhancing our ESG disclosures, including publication of our first Climate Change Report aligned with the Task Force on Climate-Related Financial Disclosures framework;
•the Committee continued to monitor the effects of the pandemic, but elected not to alter or supplement the annual or long-term incentive programs approved in February 2021 for the Named Executive Officers; and
•our financial performance continued to improve in 2021, which was reflected in the increases in Adjusted EBITDA and Free Cash Flow (as defined in our annual and long-term incentive programs); as a consequence of the positive results from our operational excellence and cost-reduction efforts, the amounts realized by our Named Executive Officers were earned at 127% of target under our 2021 annual incentive program and at 120% of target for our 2019-2021 performance units.
In 2020 and 2021, to assist the Committee in setting compensation of the Named Executive Officers for 2021, the Compensation Consultant assessed the competitiveness of Oceaneering’s executive compensation program relative to industry benchmarks, and the alignment of that program with Oceaneering’s compensation philosophy and objectives, and advised that:
•certain changes to the peer group were recommended for use by the Committee in setting the compensation of the Named Executive Officers (see “— Compensation Peer Group” below);
•the target total direct compensation of most Oceaneering executives, including the Named Executive Officers, approximated the market median;
•amounts realized from our executive compensation program were generally aligned with Oceaneering’s performance; and
•our incentive structure for our executive officers reflected a greater weight placed by the Committee on performance-based long-term incentives, relative to most of our peers.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without exposing us to excessive or unnecessary risk, and reward them for superior performance. We use several different compensation elements in the executive compensation program that are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
The Committee and our Board believe that a significant portion of an executive officer’s direct compensation should be tied to overall company performance and measured against financial goals and other performance-based objectives.
Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of special circumstances.
Compensation Programs Should Motivate Executives to Remain with Us
We believe that there is significant value to our shareholders for our executive officers to remain with our company over time. Our business success and growth depend on leadership by executives with a keen understanding of our services and products and the markets we serve and who can develop and maintain strong customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant part of our executive compensation arrangements has been a combination of long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, to promote long-term retention, we provide our executive officers with incentives to remain focused on their duties in the event of any change of control, including some financial security in the event of a change of control. We also provide for long-term benefits through retirement plans (see “— Executive Compensation Components — Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
We believe that the portion of an executive officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that, generally, at least one-half of the target total direct compensation (the sum of annual base salary and annual incentive bonus and long-term incentive compensation at target levels) of our executive officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other executive officers.
Incentive Compensation Should Balance Short-Term and Long-Term Performance
We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term results. To reinforce the importance of this balance, we regularly provide our executive officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term or annual incentives that could encourage our executive officers to take excessive and unnecessary risks. The value for participants in our long-term incentive programs generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.
The Committee’s approach to long-term incentives is to make both service- and performance-based awards to our executive officers and other key employees. The service-based awards have consisted of restricted stock units, and the performance-based awards have consisted of performance units. The long-term incentive awards are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting as described below under “— Executive Compensation Components — Long-Term Incentive Compensation.” The Committee believes that performance-based awards, valued at target level, should account for approximately 60% of the total annual long-term incentive compensation of the Named Executive Officers and service-based awards should account for the balance. For this purpose, the Committee assumes a value for restricted stock units based on the grant date value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 – Stock Compensation (“FASB ASC Topic 718”) and performance units based on the value at target of $100 per unit. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements. Upon vesting, the value of the performance units will be paid in cash.
Compensation Levels Should Be Competitive
The Committee reviews competitive compensation information as part of its process in establishing target total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements and other public disclosures of a peer group of publicly traded companies and industry survey data.
The Role of the Compensation Committee
The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation programs and agreements. The Committee annually reviews corporate goals and objectives, and sets the compensation levels for our executive officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of our executive officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer or other members of management present.
The Committee reviews comparative compensation information compiled by a compensation consultant as described in “— The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, our compensation program for the Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile of a peer group and survey data identified by the Compensation Consultant retained by the Committee, as discussed in “—Compensation Benchmarking” below. For additional information regarding the role and responsibility of the Committee, please see “Committees of the Board — Compensation Committee” above.

Impact of 2021 Say-on-Pay Vote on Executive Compensation
In approving the 2022 compensation of the Named Executive Officers, the Committee reviewed the vote on the say-on-pay proposal at the 2021 Annual Meeting of Shareholders. Approximately 92% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of Oceaneering’s approach to executive compensation. Accordingly, the Committee did not adopt any specific changes based on the vote.
The Committee will continue to consider the outcome of Oceaneering’s say-on-pay votes when making future compensation decisions for named executive officers. The Committee expects to continue to hold say-on-pay votes every year, which is consistent with the votes cast by shareholders at the 2017 Annual Meeting regarding the frequency of such votes.
The Role of the Compensation Consultant
The Committee has the authority to engage a compensation consultant, legal counsel and other advisors, in its discretion, to assist the Committee in the discharge of its duties and responsibilities. In 2020 and 2021, the Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as the Compensation Consultant to:
•review the peer group of companies used for comparison purposes in the preceding year and assess the peer group’s continued validity;
•conduct a review of the competitiveness of our total direct compensation, retirement benefits and perquisites of the Named Executive Officers and other key employees, relative to data disclosed in proxy statements and other filings with the SEC by the peer group of companies and survey data;
•conduct a pay-for-performance analysis to assess the alignment of amounts realized from our executive compensation program and performance for Oceaneering and the peer group of companies identified;
•assess Oceaneering’s incentive structure for executive officers and the alignment of that structure with Oceaneering’s compensation philosophy and objectives;
•assess Oceaneering’s compensation for nonemployee directors relative to market practices, including the compensation programs of a peer group of companies; and
•assist the Committee in its duties with respect to the compensation of our executives, other key employees and nonemployee directors.
The Committee has engaged Meridian since 2015 to provide similar assistance to the Committee with respect to the compensation of our executive officers and nonemployee directors. The decision to engage the Compensation Consultant and approval of its compensation and other terms of engagement were made by the Committee without reliance on any recommendation of management. The Compensation Consultant’s only work for Oceaneering in 2020 and 2021, as in prior years, was at the direction of the Committee. The Committee considered this and other factors in its recent assessment of the independence of the Compensation Consultant and concluded that the Compensation Consultant’s work for the Committee does not raise any conflict of interest.
Compensation Peer Group

The Compensation Consultant assessed the peer group of companies used for comparison purposes in the prior year’s review to recommend any changes for purposes of determining the 2021 compensation of the Named Executive Officers (the “Compensation Peer Group”). Recommended changes were as follows: the removal of Diamond Offshore Drilling, Inc., Noble Corporation plc, McDermott International, Inc., Superior Energy Services, Inc. and Valaris plc (each of which has filed for Chapter 11 bankruptcy protection), as well as financially distressed peer Forum Energy Technologies, Inc.; and the addition of ChampionX Corporation, Chart Industries, Inc., Exterran Corporation, Flowserve Corporation, NOW, Inc. and Weatherford International plc.

The companies included in the Compensation Peer Group were approved for inclusion by the Committee primarily due to their operational focus broadly within the oilfield services industry, their comparable revenue size to Oceaneering, and the belief that we compete with these companies for talent and for shareholder investment. The companies (besides Oceaneering) comprising the Compensation Peer Group, for purposes of determining the 2021 compensation of the Named Executive Officers, were:

ChampionX Corporation	Flowserve Corporation	NOW, Inc.
Chart Industries, Inc.	Frank’s International N.V.	Oil States International, Inc.
Dril-Quip, Inc.	Helix Energy Solutions Group, Inc.	Transocean Ltd.
Exterran Corporation	Helmerich & Payne, Inc.	Weatherford International plc
The survey data used by the Compensation Consultant for the Committee’s consideration in approving the compensation of the Named Executive Officers in 2021 were obtained from the Equilar Top 25 Survey (the “Compensation Survey Data”), representing a custom group of energy-related companies of comparable size in terms of revenue.
Compensation Benchmarking
The Compensation Consultant conducted a market analysis of Oceaneering’s executive compensation levels and the components of such compensation relative to the Compensation Survey Data and Compensation Peer Group disclosure data (discussed in “— The Role of the Compensation Consultant” above). In its analysis, the Compensation Consultant identified the 25th, 50th and 75th percentiles for each of our executive officers based on position and pay rank, considering base salary and target values for annual bonus and long-term incentive compensation, individually and in the aggregate. The Compensation Consultant identified these percentiles from (1) information disclosed in relevant filings with the SEC by the companies comprising the Compensation Peer Group and (2) the Compensation Survey Data. The Compensation Consultant provided this and other information to the Committee at the Committee’s regularly scheduled meetings in the fourth quarter of 2020 and first quarter of 2021 to assist with the establishment of 2021 compensation. The Committee considers the Compensation Consultant’s analysis as part of the Committee’s process in seeking to establish and maintain target total compensation that is competitive.
For the Named Executive Officers in the aggregate, the Compensation Consultant found that the target total direct compensation for 2021 approximated the market median, as it has in prior years. For 2021, as in prior years, retirement plan values were above, and perquisites were near, the median, but neither significantly affected the market position of the Named Executive Officers’ total annual compensation values.
Pay for Performance
A significant portion of the total direct compensation of our Chief Executive Officer (and our other Named Executive Officers) is delivered through variable compensation elements that are tied to financial performance goals in our annual cash bonus and long-term performance unit programs, as well as shareholder return and safety objectives. For 2021, the target total direct compensation of the Named Executive Officers that was at risk against short- and long-term performance goals was 59% for Mr. Larson, our Chief Executive Officer, and between 50% and 53% for each of the other Named Executive Officers (see “— Executive Compensation Components” under the headings “Annual Incentive Awards Paid in Cash” and “Long-Term Incentive Compensation” below). The financial performance measures employed since 2019 in our incentive programs have been Adjusted EBITDA (in annual and long-term programs) and Free Cash Flow (in annual programs) (as defined below).
We have implemented changes across Oceaneering to align our operations with anticipated activity and pricing levels, and we have made operational adjustments to mitigate the effects of the COVID-19 pandemic. These efforts include our “future of work” initiative, which we began in 2020 to integrate hybrid and remote work into operational and facilities planning, and our continued operational excellence and cost-reduction efforts, which we began in 2015 and have led to improved financial performance. These initiatives have necessarily included the recognition of some significant impairment charges and other asset write-downs.
As we have continued to review our cost structure and implement operational improvement and cost-reduction initiatives, Oceaneering’s financial performance, and the achievement of goals and amounts realized by our Named Executive Officers for 2021 under our performance-based incentive programs, have been positively affected.

In particular, our Adjusted EBITDA, Free Cash Flow and safety performance have improved each year since 2019. Additionally, although our TSR (as defined below under “— Executive Compensation Components — Long-Term Incentive Compensation — 2019-2021 Performance Units”) was negative over this three-year time period, it was the highest in our peer group. These results generated a payout of 127% of target for our 2021 annual bonus program, and a payout of 120% of target overall for our 2019-2021 performance units, which represented the first and second above-target outcomes in the last six years for our bonus and performance units, respectively, as set forth below.

The Compensation Consultant also conducted an assessment of the alignment of amounts realized from our executive compensation program to Oceaneering’s performance in 2020 relative to the Compensation Peer Group in terms of actual annual bonus payments to chief executive officers (“CEOs”) in 2021 for 2020 performance. The Compensation Consultant measured the alignment of pay and performance against (1) growth in earnings before interest, taxes, depreciation and amortization (“EBITDA”), (2) return on average capital and (3) total shareholder return, for each member of the Compensation Peer Group. The Compensation Consultant found that Oceaneering’s relative bonus payout was generally aligned with Oceaneering’s performance under these measures. Based on that assessment, the Committee concluded that our Named Executive Officers’ compensation and Oceaneering’s performance were aligned in favor of shareholder interests.
Executive Compensation Components
For 2021, the primary components of our compensation program for Named Executive Officers were:
•annual base salary;
•annual incentive awards paid in cash;
•long-term incentive awards comprised of restricted stock units and performance units; and
•retirement benefits (which comprised a relatively small percentage of compensation).
The Compensation Consultant found that the mix of direct compensation components (base salary and annual and long-term incentive awards at target) for the Named Executive Officers was aligned with compensation peer group practices, with long-term incentives comprising the majority of the executives’ target total direct compensation. These components for our CEO and peer company CEOs are shown below.

Oceaneering CEO	Peer Company CEOs

Annual Base Salary
The Committee considers base salary levels on an annual basis, generally in late February or early March, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other executive officers based on historical levels of base salaries and general market movement, with adjustments he deems appropriate based on such factors and the overall performance of the executive officer, including a review of relevant individual and operational or functional group contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all executive officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each executive officer also takes into account an evaluation of Oceaneering’s overall performance. In February 2021, no salary increases were approved by the Committee; however, the voluntary executive salary reductions approved by the Committee in 2020, due to the uncertain effects of the COVID-19 pandemic, expired on December 31, 2020.
Annual Incentive Awards Paid in Cash
In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program (the “Annual Cash Bonus Program”) under our shareholder-approved incentive plan for executive officers and certain other employees (our “Incentive Plan”). Around that time, the Committee also approves the final bonus amounts payable under the Annual Cash Bonus Program for the immediately preceding year.
In February 2021, the Committee approved the Annual Cash Bonus Program for 2021. For each Named Executive Officer, the bonus opportunity was measured by Adjusted EBITDA, Free Cash Flow and safety performance for calendar year 2021, as follows:
•60% by comparing actual results to the performance levels set by the Committee for our Adjusted EBITDA for the year, which we define as Oceaneering’s consolidated net income (loss) before interest, taxes, depreciation and amortization for the year, adjusted to remove the effects of long-lived asset impairments, inventory write-downs, restructuring and other expenses and the net impact of foreign currency gains and losses for such year (“2021 Adjusted EBITDA”);
•30% by comparing actual results to the performance levels set by the Committee for our Free Cash Flow for the year, which we define as cash flow provided by Oceaneering’s operating activities less organic capital expenditures (i.e., purchases of property and equipment other than those in business acquisitions) (“2021 Free Cash Flow”); and
•10% based on the attainment of the specific safety goals set by the Committee for the year. These goals included verification of safety-critical controls, the elimination of hazards through engineered improvements and the implementation of safety-related corrective actions and process improvements.
The cash payout opportunity under the program for each Named Executive Officer was a specified percentage of his 2021 base salary, adjusted for attainment of program goals as described below.
As recommended by our Chief Executive Officer and approved by the Committee in February 2021, the plan amount for our 2021 Adjusted EBITDA was $186 million and for our 2021 Free Cash Flow was $140 million, which reflected our forecast assumptions of expected demand and relatively stable pricing for our services and products, the timing of cash payments related to certain projects and the achievement of operational and cost improvements in 2021, as compared to 2020. The target bonus opportunity was payable upon achievement of our plan amount.

The executive officers in the Annual Cash Bonus Program for 2021 and their respective target awards, each as a percentage of base salary, included:

Name	Target Bonus Award (as a Percentage of Base Salary)
Roderick A. Larson	125%
Alan R. Curtis	75%
David K. Lawrence	75%
Eric A. Silva	75%
Martin J. McDonald	70%
In 2021, the Annual Cash Bonus Program participation levels for our Named Executive Officers, in each case as a percentage of base salary, were unchanged from 2020 (including for Mr. McDonald, who was not a Named Executive Officer in that year) and consistent with the levels approved for our Named Executive Officers in previous years.
The table below notes the percentages of the Adjusted EBITDA and Free Cash Flow components of a Named Executive Officer’s target award payable under the Annual Cash Bonus Program for the percentages of target 2021 Adjusted EBITDA and 2021 Free Cash Flow achieved, with interpolation between the performance levels shown. The Committee had the discretion to award an amount less than that calculated.

Performance Level	2021 Adjusted EBITDA ($)	2021 Free Cash Flow ($)	% of 2021 Adjusted EBITDA Target	% of 2021 Free Cash Flow Target	% of Target Payout
Gate	$134,300,000		72%	—%	—%
Threshold	$142,500,000	$100,000,000	77%	71%	25%
Target (Plan)	$186,000,000	$140,000,000	100%	100%	100%
Maximum	$232,000,000	$200,000,000	125%	143%	200%
In addition, assuming attainment of 2021 Adjusted EBITDA at the Gate level or higher, each Named Executive Officer would have been eligible to receive a bonus payment for attainment of the specified safety goals, up to a maximum of 130% of such attainment.
In February 2022, the Committee determined the achievement of goals and approved final bonus amounts payable to the Named Executive Officers under the Annual Cash Bonus Program for 2021. In determining Adjusted EBITDA for 2021 and following the recommendation of our executive management team, the Committee exercised its interpretive authority under our Incentive Plan and applied discretion to effectively reduce the impact of certain asset write-offs on the determination of Adjusted EBITDA and thereby reduce the amounts that otherwise would have been paid to all participants under the Annual Cash Bonus Program for 2021 by an aggregate of $3.8 million. After applying those reductions, the Committee determined the achievement of goals and approved final bonus amounts payable to the Named Executive Officers under the Annual Cash Bonus Program for 2021 as follows:

2021 Annual Cash Bonus Program	% of 2021 Adjusted EBITDA Target (1)	% of 2021 Free Cash Flow Target	% of 2021 Safety Target	% of 2021 Overall Target
Performance	103%	125%	117%	111%
Payout	112%	159%	117%	127%
(1)    The performance and payout percentages reflect a reduction in Adjusted EBITDA from 113% to 103% of target and a corresponding reduction in payout from 152% to 112% of target.
Long-Term Incentive Compensation
Each year since 2006, the Committee has used annual service-based awards of restricted stock units, which are settled in shares of our Common Stock, and performance-based awards of performance units, which are paid (if earned) in cash, as employee compensation elements for our executive officers and other employees.

The Committee established the following objectives for our long-term incentive program:
•deliver competitive economic value;
•manage annual share utilization;
•preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;
•attract and retain executives and other key employees;
•focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and
•provide that generally at least one-half of an executive’s target total direct compensation, and approximately 60% of the estimated grant date value of the executive’s long-term incentive awards, be performance-based.
In order to achieve these objectives in 2021, the Committee decided to continue to utilize awards to the Named Executive Officers of restricted stock units and performance units payable in cash. As in prior years, these awards are made subject to award agreements on terms approved by the Committee and are scheduled to vest in full on the third anniversary of the grant date, subject to earlier vesting if the employee meets a specified age, or age and years of service, requirement or in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. At the notional value of $100 per performance unit for achievement of performance goals at target level, the performance unit awards for 2021 comprised 60% of the estimated grant-date total value of the 2021 long-term incentive awards to the Named Executive Officers (see “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End” below). Long-term incentive awards to new employees or in connection with other events, such as promotions, generally are considered at the time of the next scheduled Committee meeting after the hire date or other event occasioning the consideration of the award.
Since 2006, the Committee has refrained from using annual awards of stock options as an element of employee compensation for our executive officers and other employees. Accordingly, no stock options or stock appreciation rights were awarded in 2021.
2021-2023 Restricted Stock Units
Each restricted stock unit represents the equivalent of one share of our Common Stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements, upon the third anniversary of the award date or upon termination of employment for those units vested before the third anniversary of the award date. The aggregate grant-date fair value of restricted stock units awarded to the Named Executive Officers is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock Awards” column of the “Grants of Plan-Based Awards” table below.
2021-2023 Performance Units
The performance units awarded in February 2021, as in prior years, are subject to Committee-approved, specific financial goals and measures for a three-year performance period commencing on January 1 of the year awarded. The goals and measures to be used as the basis for determining the final value of the performance units awarded in 2021 are based on (1) Cumulative Adjusted EBITDA (as defined) and (2) Total Shareholder Return (as defined, “TSR”), relative to a peer group selected by the Committee in consultation with the Compensation Consultant (“Relative TSR”), for the three-year period from January 1, 2021 through December 31, 2023 (the “Performance Period”). Those measures were selected because of the Committee’s belief that they have a strong correlation to the creation of shareholder value. The target amount of Cumulative Adjusted EBITDA during the three-year Performance Period was selected because it was three times the 2021 Adjusted EBITDA then expected to be achieved. The amounts of Cumulative Adjusted EBITDA and Relative TSR over the Performance Period necessary to achieve the threshold, target and maximum level goals for these performance measures are as follows:

Performance Measures	Weight	Threshold	Target	Maximum
Cumulative Adjusted EBITDA	80%	$446 million	$558 million	$837 million
Relative TSR	20%	30th Percentile	50th Percentile	Above 90th Percentile
The final value of each performance unit may range from $0 to $200, with the threshold, target and maximum levels of achievement of goals valued at $50, $100 and $200, respectively. The value of vested performance units will be determined by the Committee and payable in cash.
The determination of the final value of each performance unit is based on the application of the following grid, with interpolation between the specified threshold, target and maximum levels (a value of zero is attributed to below-threshold performance of either metric). Regardless of the actual final value determined in accordance with the following grid, if Oceaneering’s Total Shareholder Return for the Performance Period is negative, then the amount attributable to Relative TSR may not exceed the target level.

Cumulative Adjusted EBITDA	Unit Values
Maximum	$160.00	$170.00	$180.00	$200.00
Target	$80.00	$90.00	$100.00	$120.00
Threshold	$40.00	$50.00	$60.00	$80.00
Below Threshold	$0.00	$10.00	$20.00	$40.00
	Below Threshold	Threshold	Target	Maximum
	Relative TSR
The estimated future payout of the performance unit awards to Named Executive Officers, if each of the performance measures is achieved at the threshold, target or maximum level, is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
2019-2021 Performance Units
The Committee used Cumulative Adjusted EBITDA and Relative TSR as performance metrics for the three-year performance period applicable to performance units awarded in 2019. As previously disclosed, effective as of August 23, 2021, the Committee, acting in accordance with the terms of Oceaneering’s Second Amended and Restated 2010 Incentive Plan (the “Prior Incentive Plan”), made a discretionary adjustment to the performance units awarded in 2019 to change the definition of Adjusted EBITDA to include (in addition to adjustments to remove the net impact of foreign currency gains and losses and sales of fixed assets and investments resulting in gains or losses) adjustments for: impairments, write-downs and/or write-offs of assets; corporate restructuring expenses; and any other unusual items as may be approved by the Committee. In its determination to make that adjustment, the Compensation Committee took into account the fact that the Compensation Committee has used this definition of Adjusted EBITDA for the relevant three-year performance period in the performance unit awards made in 2020 and 2021, due to its conclusion that this definition provides a more accurate measure of Oceaneering’s financial performance. The adjustment to the 2019 performance units was made in order to align with this conclusion.

Subsequently, in conjunction with determining the final payouts under the performance units awarded in 2019, in determining Adjusted EBITDA for 2021 and following the recommendation of our executive management team, the Compensation Committee exercised its interpretive authority under the Prior Incentive Plan and applied discretion to effectively reduce the impact of certain asset write-offs on the determination of Cumulative Adjusted EBITDA and thereby reduce the amounts that otherwise would have been paid out to all participants with respect to such performance units by an aggregate of $0.6 million.

As we have continued our operational improvement and cost-reduction initiatives, in alignment with our performance-based incentive programs, our Adjusted EBITDA and Relative TSR performance have improved. Cumulative Adjusted EBITDA for the three-year performance period from January 1, 2019 through December 31, 2021 exceeded the target level under the 2019-2021 performance units, and Relative TSR for the performance period was first among the peer group companies. The payout of the 2019-2021 performance units reflected these improvements as follows. Cumulative Adjusted EBITDA for the three-year period, after application of the Committee’s discretion as described above, was payable at 125% of target, and Relative TSR for the period was achieved at the maximum level, but payable at 100% of target (due to absolute TSR being negative for the performance period). The weighted overall result, as approved by the Committee, was a payout of 120% of target or $120 per unit.

The final value of the performance units awarded to the Named Executive Officers in 2019 is reflected in cash payments shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table below.
Post-Employment Compensation Programs

Retirement Plans
We maintain a 401(k) plan and a nonqualified deferred compensation plan, known as the Supplemental Executive Retirement Plan (the “SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2021. Participation in the SERP includes Named Executive Officers and other key employees selected for participation by the Committee. The SERP was established to provide a benefit to our executives and other key employees in excess of Code limits for our 401(k) plan in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under the SERP, we credit each participant’s notional account with a percentage (determined by the Committee) of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to the SERP. Amounts accrued under the SERP are adjusted for earnings and losses as if they were invested in one or more deemed investments selected by the participant from those designated as alternatives by an administrative committee established by our Board (the “U.S. Benefits Administrative Committee”). A participant’s vested interest in the SERP is generally distributable upon termination. The percentages of base salary credited for our Named Executive Officers in 2021 were:

Name	SERP Participation (as a Percentage of Base Salary)
Roderick A. Larson	50%
Alan R. Curtis	25%
David K. Lawrence	20%
Eric A. Silva	20%
Martin J. McDonald	20%
In 2021, the SERP participation levels for our Named Executive Officers, in each case as a percentage of base salary, were consistent with those in 2020. Please see the “Nonqualified Deferred Compensation” table below and accompanying narrative for further information about the SERP and contributions to the Named Executive Officers’ accounts.
Change-of-Control Agreements
We have entered into change-of-control agreements with each of the Named Executive Officers and certain other officers, which we refer to as “Change-of-Control Agreements.” In 2018, we adopted a change-of-control plan (the “CoC Plan”) for executive officers and other key employees who were not previously parties to change-of-control agreements with us, in order to streamline the process of providing change-of-control protections to executive officers and other key employees on a going-forward basis. The preexisting change-of-control agreements, which we entered into with our Named Executive Officers prior to adopting the CoC Plan (the “Legacy CoC Agreements”), have remained in place and would be applicable in the event of a change-of-control situation. The provisions of the Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives, and due to the fact that a change-of-control triggering event may never occur.

We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention and focus on the best interests of Oceaneering and our shareholders, by providing some financial security to these officers against the risk of loss of employment that could result in connection with a change of control of our company. Each Change-of-Control Agreement entitles the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the individual’s employment by us without cause or by the individual for good reason during a specified period of time beginning prior to a change of control and ending thereafter.
The severance package provided for in each Change-of-Control Agreement consists of an amount equal to a multiple (three, in the case of Mr. Larson, and two, in the case of each of our other Named Executive Officers) of the sum of:
•the officer’s highest base salary;
•an amount equal to the target award the Named Executive Officer is eligible to receive under the then-current Annual Cash Bonus Program; and
•in the case of Mr. Larson, an amount equal to the maximum percentage of his annual base salary contributed by us for him in our SERP for the then-current year multiplied by his highest annual rate of base salary during the then-current year or any of the three years preceding the date of termination.
The severance provisions (in the relevant Change-of-Control Agreement or applicable long-term incentive award agreement) also generally provide that, for each Named Executive Officer:
•the benefits under all compensation plans and programs, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and
•the officer would receive, at no greater cost or expense to such officer than was the case immediately prior to the change of control under the officer’s Legacy CoC Agreement, benefits under all other plans and programs in which the officer then participates for three years (in the case of Mr. Larson) or two years (in the case of each of our other Named Executive Officers.
The Legacy CoC Agreements provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a parachute payment, and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including excise tax imposed pursuant to Section 4999 of the Code, were less than the amount the individual would receive if he or she were paid three times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, less $1.00 (the “safe-harbor amount”), reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment would be reduced to the safe-harbor amount. The CoC Plan provides similarly that if the after-tax benefit of the reduced payment described above does not exceed the after-tax benefit if the payments are not so reduced, then the payments will not be reduced to the safe-harbor amount (and the recipient will pay the excise tax). (Please see “Compensation of Executive Officers — Potential Payments on Termination or Change of Control” below.)
Perquisites
We provide executive officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to the Named Executive Officers in 2021 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.
Stock Ownership Guidelines
To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board has adopted stock ownership guidelines requiring that our nonemployee directors and designated officers maintain minimum ownership interests in Oceaneering relative to the cash retainer generally paid to nonemployee directors (“Retainer”) or current annual base salary of the officer (“Base Salary”). Under the guidelines, we expect each of our nonemployee directors and senior officers to own a number of shares of our Common Stock having a market value or cost basis, whichever is greater, that is not less than a multiple of the Retainer or Base Salary as provided in the following table.

Level	Multiple of Retainer or Base Salary
Nonemployee Directors	5
Chief Executive Officer	5
President, Chief Operating Officer and Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2
The following forms of ownership are recognized in determining the number of shares of our Common Stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:
•direct ownership of shares;
•indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and
•vested and unvested shares of restricted stock and restricted stock units awarded under our long-term incentive programs.
Each nonemployee director and officer has five years from the date of his or her initial election or appointment to comply with the stock ownership guidelines. In the event that a nonemployee director or officer does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units, or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him or is within the period allowed to achieve compliance.
Prohibitions on Derivatives Trading, Hedging, etc.
Oceaneering maintains a policy that prohibits all of its directors, officers and employees, including the Named Executive Officers, from (1) engaging in “short sales” or trading in puts, calls or other options on our Common Stock, (2) engaging in hedging transactions involving our Common Stock and (3) holding shares of our Common Stock in a margin account or pledging shares of our Common Stock as collateral for a loan.
Clawback Policy
Our Board has adopted a clawback policy applicable to executive officer incentive compensation. The policy provides that, if the consolidated financial statements of Oceaneering are materially restated within three years of the first public release or filing with the SEC of such financial statements, and the Compensation Committee determines, in its discretion, that any executive officer has engaged in intentional misconduct, and such misconduct caused or partially caused the need for such restatement, then the Compensation Committee may, within 12 months after such a material restatement, require that the executive officer forfeit and/or return to Oceaneering all or a portion of the compensation vested, awarded or received under any bonus award, equity award or other award during each of the periods subject to restatement and the 12-month period following the first public issuance or filing with the SEC of the financial statements that were restated. The forfeiture and/or return of compensation under the policy would be limited to any portion that the executive officer would not have received if the consolidated financial statements had been reported properly at the time of their first public release or filing with the SEC. The clawback policy would not apply to restatements where the need for restatement is determined following the occurrence of a Change of Control (as defined in our Incentive Plan), and the policy does not limit the ability of Oceaneering to pursue forfeiture or reclamation of amounts under applicable law.
Tax Deductibility of Pay
Section 162(m) of the Code generally disallows a deduction to public companies for annual compensation over $1 million paid to a chief executive officer and certain other executive officers (“covered employees”). It is therefore expected that any compensation deductions for our covered executives, including our named executive officers, will be subject to a $1-million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes it is important to preserve flexibility in designing compensation programs and that the lost deduction on compensation payable in excess of the $1-million limitation for the Named Executive Officers who are covered employees does not outweigh the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to retain the discretion to approve compensation that is subject to the $1-million deductibility limit.
Compliance with Internal Revenue Code Section 409A
Section 409A of the Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. We seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Deanna L. Goodwin, Chair
Karen H. Beachy
William B. Berry
Jon Erik Reinhardsen

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table summarizes compensation of our Chief Executive Officer, our Senior Vice President and Chief Financial Officer, who served as our principal financial officer through December 31, 2021, and our three other most highly paid executive officers for the year ended December 31, 2021. We refer to these persons as the Named Executive Officers.

Name and Principal Position as of December 31, 2021	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Roderick A. Larson	2021	760,000	—	1,795,488	3,543,108	417,583	6,516,179
President and Chief	2020	683,689	—	1,104,042	3,069,151	394,867	5,251,749
Executive Officer	2019	721,000	—	1,286,151	1,217,794	405,260	3,630,205

Alan R. Curtis	2021	427,000	—	584,029	1,137,735	138,812	2,287,576
Senior Vice President and	2020	398,417	—	359,124	859,675	138,832	1,756,048
Chief Financial Officer	2019	406,065	—	402,426	366,582	138,622	1,313,695

David K. Lawrence	2021	375,000	—	373,022	854,793	108,732	1,711,547
Senior Vice President, General	2020	349,898	—	229,377	714,447	111,037	1,404,759
Counsel and Secretary	2019	363,825	—	274,021	325,542	109,394	1,072,782

Eric A. Silva	2021	374,000	—	279,023	740,374	108,513	1,501,910
Senior Vice President and Chief	2020	348,964	—	171,567	562,424	111,004	1,193,959
Transformation Officer (1)

Martin J. McDonald	2021	360,500	—	259,989	696,548	108,299	1,425,336
Senior Vice President,
Subsea Robotics (1)
(1)No information is reported for Mr. Silva for 2019, or for Mr. McDonald for 2020 or 2019, as each was not a named executive officer under the rules of the SEC for such year.
(2)No discretionary bonuses were awarded to the Named Executive Officers for the indicated years.
(3)The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2019, 2020 and 2021, respectively.
(4)The amounts shown for 2021 are comprised of the following for each Named Executive Officer: (a) annual bonus payments made pursuant to our Annual Cash Bonus Award Program for 2021: Mr. Larson – $1,203,175; Mr. Curtis – $405,597; Mr. Lawrence – $356,203; Mr. Silva – $355,253; and Mr. McDonald – $319,601 (see “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards Paid in Cash” above); and (b) cash payments made pursuant to performance units awarded in 2019, having a final value of $120 per unit, as determined by the Compensation Committee in February 2022, based on performance for the period from January 1, 2019 through December 31, 2021, reflecting Cumulative Adjusted EBITDA for the three-year period between the target and maximum levels and Relative TSR at maximum, but capped at target (due to absolute TSR being negative), resulting in a final value between target and maximum levels. Cumulative Adjusted EBITDA for these purposes reflects a change in the definition of Adjusted EBITDA as discussed in “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation — 2019-2021 Performance Units” above.

The amounts shown for 2020 are comprised of the following for each Named Executive Officer: (a) annual bonus payments made pursuant to our Annual Cash Bonus Award Program for 2020: Mr. Larson – $744,451; Mr. Curtis – $260,296; Mr. Lawrence – $228,597; and Mr. Silva – $227,987 (see “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards Paid in Cash” above); and (b) cash payments made pursuant to performance units awarded in 2018, having a final value of $123 per unit, as determined by the Compensation Committee in February 2021, based on performance for the period from January 1, 2018 through December 31, 2020, reflecting Cumulative Adjusted EBITDA for the three-year period between the target and maximum levels and Relative TSR above target, but capped at target (due to absolute TSR being negative), resulting in a final value between target and maximum levels.
The amounts shown for 2019 were comprised of the following for each Named Executive Officer: (a) annual bonus payments made pursuant to our Annual Cash Bonus Award Program for 2019: Mr. Larson – $839,794; Mr. Curtis – $283,782; and Mr. Lawrence – $254,262 (see “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards Paid in Cash” above); and (b) cash payments made pursuant to performance units awarded in 2017, having a final value of $20 per unit, as determined by the Compensation Committee in February 2020, based on performance for the period from January 1, 2017 through December 31, 2019, reflecting Cumulative Adjusted EBITDA below the threshold and relative TSR at between threshold and target levels, resulting in a final value between threshold and target levels.
(5)The amount included for each attributable perquisite or personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by any Named Executive Officer.
(6)The amounts shown for 2021 are attributable to the following:
•Mr. Larson: (a) $380,000 for our contribution to his notional SERP account; (b) $8,700 for our contribution to his 401(k) plan account; (c) $6,270 for basic life insurance premium; and (d) $22,613 for perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; and use of a company-provided automobile;
•Mr. Curtis: (a) $106,750 for our contribution to his notional SERP account; (b) $8,700 for our contribution to his 401(k) plan account; (c) $5,440 for basic life insurance premium; and (d) $17,922 for perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan;
•Mr. Lawrence: (a) $75,000 for our contribution to his notional SERP account; (b) $8,700 for our contribution to his 401(k) plan account; (c) $6,678 for basic life insurance premium; and (d) $18,354 for perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan;
•Mr. Silva: (a) $74,800 for our contribution to his notional SERP account; (b) $8,700 for our contribution to his 401(k) plan account; (c) $6,659 for basic life insurance premium; and (d) $18,354 for perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan; and
•Mr. McDonald: (a) $72,100 for our contribution to his notional SERP account; (b) $10,715 for our contribution to his 401(k) plan account; (c) $4,552 for basic life insurance premium; and (d) $20,931 for perquisites and other personal benefits comprised of: provision of: excess liability insurance; premium for a supplemental medical insurance plan; and a club membership.

Grants of Plan-Based Awards
The following table provides information about the equity and non-equity awards to the Named Executive Officers under our Incentive Plan during the year ended December 31, 2021.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
			Threshold ($)	Target ($)	Maximum ($)
Roderick A. Larson	2/26/2021	(1)	1,083,000	2,166,000	4,332,000	152,160	$1,795,488
	2/26/2021	(2)	213,750	950,000	1,833,500
Alan R. Curtis	2/26/2021	(1)	352,300	704,600	1,409,200	49,494	$584,029
	2/26/2021	(2)	72,056	320,250	618,083
David K. Lawrence	2/26/2021	(1)	225,000	450,000	900,000	31,612	$373,022
	2/26/2021	(2)	63,281	281,250	542,813
Eric A. Silva	2/26/2021	(1)	168,300	336,600	673,200	23,646	$279,023
	2/26/2021	(2)	63,113	280,500	541,365
Martin J. McDonald	2/26/2021	(1)	156,800	313,600	627,200	22,033	$259,989
	2/26/2021	(2)	56,779	252,350	487,036
(1)The amounts presented show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2021 if the threshold, target or maximum goal is satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation — 2021-2023 Performance Units” above.
(2)The amounts presented show the possible threshold, target and maximum bonus amounts that could have been payable under our 2021 Annual Cash Bonus Award Program. These amounts are computed based on various percentages of base salary, after giving effect to the voluntary reductions in salary discussed in “Compensation Discussion and Analysis — Executive Compensation Components — Annual Base Salary.” For a discussion of the program and related 2021 results, see “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards Paid in Cash.”
(3)The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2021. For a description of the awards, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation — 2021-2023 Restricted Stock Units” above.
(4)The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2021. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. For a description of the awards, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation — 2021-2023 Restricted Stock Units” above.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the current holdings of unvested restricted stock units for the Named Executive Officers as of December 31, 2021. There were no outstanding stock options held by the Named Executive Officers in 2021.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Roderick A. Larson	343,328	3,883,040
Alan R. Curtis	110,646	1,251,406
David K. Lawrence	28,549	322,889
Eric A. Silva	54,120	612,097
Martin J. McDonald	51,072	577,624
(1)Reflects unvested restricted stock units awarded pursuant to the Restricted Stock Unit Agreements entered into with the Named Executive Officers in 2019, 2020 and 2021. The vesting schedules for these restricted stock units are as follows:

Name	2019 Agreement (# of Units) Vesting Date	2020 Agreement (# of Units) Vesting Date		2021 Agreement (# of Units) Vesting Date			Total
	2/28/2022	12/15/2022	2/27/2023	12/15/2022	12/15/2023	2/26/2024	(# of Units)
Roderick A. Larson	83,246	—	107,922	—	—	152,160	343,328
Alan R. Curtis	26,047	—	35,105	—	—	49,494	110,646
David K. Lawrence	—	7,474	—	10,538	10,537	—	28,549
Eric A. Silva	13,703	—	16,771	—	—	23,646	54,120
Martin J. McDonald	13,412	—	15,627	—	—	22,033	51,072

(2)Market value of unvested restricted stock units assumes a price of $11.31 per share of our Common Stock, which was the closing price of our Common Stock, as reported by the NYSE, on December 31, 2021.
Stock Vested
The following table provides information for the Named Executive Officers on the number of shares acquired during 2021 following vesting of restricted stock unit awards and the value realized. There were no outstanding stock options held by the Named Executive Officers in 2021.

Name	Stock Awards
	Number of Shares Acquired after Vesting	Value Realized on Settlement (1)
Roderick A. Larson	62,253	$734,585
Alan R. Curtis	16,050	$189,390
David K. Lawrence	13,011	$153,530
Eric A. Silva	8,955	$105,669
Martin J. McDonald	9,684	$114,271
(1)The amounts reflect the gross value realized for shares acquired after vesting of restricted stock units, pursuant to the Restricted Stock Unit Agreements entered into in 2018 with the indicated Named Executive Officers, at a price of $11.80 per share of our Common Stock as of March 1, 2021, which was the closing price of our Common Stock, as reported by the NYSE, on the preceding trading day.
We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.

Nonqualified Deferred Compensation
Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in one-third of our credited amounts each year, subject to accelerated vesting upon the soonest to occur of: (1) the date the participant has completed ten years of participation; (2) the date that the sum of the participant’s age and years of participation equals 65; (3) the date of termination of employment by reason of death or disability; and (4) the date of termination of employment within two years following a change of control. Messrs. Curtis, Lawrence, Silva and McDonald are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.
Amounts accrued under the SERP are adjusted for earnings and losses as if invested in one or more deemed investments selected by the participants from those designated as alternatives by the U.S. Benefits Administrative Committee, a management committee the members of which are selected by our Board. The deemed investment vehicles are a variety of mutual fund variable accounts. Participants may reallocate their notional accounts within that group of mutual fund variable accounts by notifying the third-party administrative agent of our SERP. The administrative agent adjusts each participant’s account with any hypothetical income, gain or loss and any payments or distributions attributable to such account on a daily basis, or at such other times as the administrative agent determines, based on the performance of the specific deemed investments selected from time to time by the participant. We do not provide any “above market or preferential earnings” (as defined by SEC rules) on any amount of deferred compensation pursuant to our SERP or otherwise.
For the year ended December 31, 2021, as reported by the administrative agent of our SERP, the deemed investment options available pursuant to our SERP generated hypothetical annual returns (losses) ranging from 40.3% to (8.3)%.
The following table provides information on our nonqualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

Name	Executive Contributions in 2021 ($)	Company Contributions in 2021 ($)(1)	Aggregate Earnings (Losses) in 2021 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2021 ($)(3)
Roderick A. Larson	222,226	380,000	1,002,657	—	5,973,846
Alan R. Curtis	—	106,750	226,272	—	2,691,112
David K. Lawrence	—	75,000	168,951	—	1,604,316
Eric A. Silva	—	74,800	75,388	—	745,333
Martin J. McDonald	245,137	72,100	330,923	—	2,234,783
(1)The amounts reflect the credited contributions we made to the accounts of the Named Executive Officers in 2021. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(2)The amounts reflect hypothetical accrued gains (or losses) in 2021 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as reflected below. No amounts of such aggregate earnings are reported in the “Summary Compensation Table” above.

	Aggregate Earnings (Losses) for the Year
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
Roderick A. Larson	260,302	742,355	1,002,657
Alan R. Curtis	108,961	117,311	226,272
David K. Lawrence	29,810	139,141	168,951
Eric A. Silva	—	75,388	75,388
Martin J. McDonald	166,387	164,536	330,923

(3)The amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2021 as follows:
(4)

	Aggregate Balance
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
Roderick A. Larson	1,513,308	4,460,538	5,973,846
Alan R. Curtis	1,266,682	1,424,430	2,691,112
David K. Lawrence	282,055	1,322,261	1,604,316
Eric A. Silva	—	745,333	745,333
Martin J. McDonald	1,149,735	1,085,048	2,234,783
Potential Payments on Termination or Change of Control
As described in the “Compensation Discussion and Analysis” above, we have entered into Change-of-Control Agreements with executive officers and other key employees pursuant to either the CoC Plan we adopted in 2018 or the Legacy CoC Agreements we previously entered into with the Named Executive Officers. Upon a change of control of Oceaneering, the Named Executive Officers may be subject to certain excise taxes pursuant to Section 4999 of the Code. The Change-of-Control Agreements do not provide for reimbursement of such excise taxes. The Change-of-Control Agreements provide for reduction of the Named Executive Officer’s calculated severance package to the safe-harbor amount (as described in “Compensation Discussion and Analysis — Post-Employment Compensation Programs — Change-of-Control Agreements” above), if doing so would provide a greater benefit on an after-tax basis. Whether an excise tax liability arises will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. The tables below do not reflect any such reduction for any of the Named Executive Officers. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of termination due to death, disability or a change of control. The discussion below and references to Change-of-Control Agreements are limited to the Legacy CoC Agreements. The terms in quotations are defined in those agreements.
For purposes of the Change-of-Control Agreements, the terms “cause,” “change of control,” “disability,” “good reason” and “highest base salary” have the meanings set forth below:
•“cause” for termination by us means conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to employment with us;
•“change of control” is defined as occurring if:
◦any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;
◦the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;
◦our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;
◦there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or
◦there has been a disposition of all or substantially all of our assets (other than in specified types of affiliate transactions);
•“disability” is defined as the continuing full-time absence of the officer from his or her duties for 90 days or longer as a result of physical or mental incapacity and such absence is anticipated to extend for 90 additional days or longer (the need for such absence and its anticipated duration to be determined solely by the individual’s physician who is approved by us, which approval shall not be unreasonably withheld); and
•“good reason” for termination by the officer includes:
◦an adverse change in status, title or position;
◦a reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;
◦our failure to continue certain bonus plans and the SERP in effect, other than as a result of the normal expiration or amendment of any such plan in accordance with its terms, or our taking (or failing to take) any action that would (1) adversely affect the officer’s continued participation in any such plan on at least as favorable a basis to the officer as is the case immediately prior to the effective date of the change of control or (2) materially reduce the officer’s benefits under any of such plans or deprive the officer of any material benefit enjoyed by him or her immediately prior to a change of control (except as may be proposed by the officer to us);
◦a relocation of the principal place of the officer’s employment to a location 25 miles further from the officer’s principal residence without his or her express written consent;
◦the failure of a successor to assume the Change-of-Control Agreement;
◦any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement; and
◦any default by us in the performance of our obligations under the Change-of-Control Agreement, whether before or after a change of control; and
•“highest base salary” means the officer’s highest annual rate of base salary during a specified period preceding the date of termination, which is the then current year or any of the three years preceding the date of termination.
Assuming a December 31, 2021 termination date and, where applicable, using the closing price of our Common Stock of $11.31 per share, which was the closing price of our Common Stock, as reported by the NYSE, on December 31, 2021, the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested.

Roderick A. Larson
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$380,000	(1)	$—		$6,270,000	(2)
Benefit Plan Participation	—		1,939	(1)	—		280,188	(3)
Restricted Stock Units (unvested & accelerated)	—		—		3,883,040	(4)	3,883,040	(5)
Performance Units (unvested & accelerated)	—		—		6,278,700	(6)	12,557,400	(7)
Accrued Vacation/Base Salary	98,413		98,413		98,413		98,413
SERP (vested)	5,300,588	(8)	5,300,588	(8)	5,300,588	(8)	5,300,588	(8)
SERP (unvested)	—	(8)	—	(8)	673,258	(8)	673,258	(8)
TOTAL	$5,399,001		$5,780,940		$16,233,999		$29,062,887

Alan R. Curtis
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$427,000	(1)	$—		$1,494,500	(2)
Benefit Plan Participation	—		1,939	(1)	—		147,240	(3)
Restricted Stock Units (unvested & accelerated)	—		—		1,251,406	(4)	1,251,406	(5)
Performance Units (unvested & accelerated)	—		—		2,018,300	(6)	4,036,600	(7)
Accrued Vacation/Base Salary	59,123		59,123		59,123		59,123
SERP (vested)	2,691,112	(8)	2,691,112	(8)	2,691,112	(8)	2,691,112	(8)
TOTAL	$2,750,235		$3,179,174		$6,019,941		$9,679,981

David K. Lawrence
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$230,769	(1)	$—		$1,312,500	(2)
Benefit Plan Participation	—		1,922	(1)	—		162,696	(3)
Restricted Stock Units (unvested & accelerated)	—		—		322,889	(4)	322,889	(5)
Performance Units (unvested & accelerated)	—		—		450,000	(6)	900,000	(7)
Restricted Stock Units (vested)	488,830	(9)	488,830	(9)	488,830	(9)	488,830	(9)
Performance Units (vested)	498,590	(10)	498,590	(10)	864,800	(6)	1,729,600	(7)
Accrued Vacation/Base Salary	57,692		57,692		57,692		57,692
SERP (vested)	1,604,316	(8)	1,604,316	(8)	1,604,316	(8)	1,604,316	(8)
TOTAL	$2,649,428		$2,882,119		$3,788,527		$6,578,523

Eric A. Silva
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$187,000	(1)	$—		$1,309,000	(2)
Benefit Plan Participation	—		1,922	(1)	—		163,512	(3)
Restricted Stock Units (unvested & accelerated)	—		—		612,097	(4)	612,097	(5)
Performance Units (unvested & accelerated)	—		—		993,600	(6)	1,987,200	(7)
Accrued Vacation/Base Salary	43,154		43,154		43,154		43,154
SERP (vested)	745,333	(8)	745,333	(8)	745,333	(8)	745,333	(8)
TOTAL	$788,487		$977,409		$2,394,184		$4,860,296

Martin J. McDonald
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$360,500	(1)	$—		$1,225,700	(2)
Benefit Plan Participation	—		1,939	(1)	—		140,280	(3)
Restricted Stock Units (unvested & accelerated)	—		—		577,624	(4)	577,624	(5)
Performance Units (unvested & accelerated)	—		—		940,800	(6)	1,881,600	(7)
Accrued Vacation/Base Salary	49,915		49,915		49,915		49,915
SERP (vested)	2,234,783	(8)	2,234,783	(8)	2,234,783	(8)	2,234,783	(8)
TOTAL	$2,284,698		$2,647,137		$3,803,122		$6,109,902
(1)Payment of benefit is provided only if involuntary termination is the result of a reduction in force (see “Retention and Severance Payments Agreement” under the heading “— Executive Compensation Components — Post-Employment Compensation Programs” in the “Compensation Discussion and Analysis” above).
(2)The amount for each Named Executive Officer reflects an amount equaling three times, for Mr. Larson, or two times, for other executives, the sum of: (a) the highest annual rate of base salary for the then-current year or any of the three years preceding the date of termination (each, a “Base Rate”); (b) the target award he is eligible to receive under the Annual Cash Bonus Program for the then-current year; and (c) for Mr. Larson, the maximum percentage of base salary contribution level by us for him in our SERP for the then-current year multiplied by his Base Rate, payable pursuant to his Legacy CoC Agreement. If applicable, the termination amount may be reduced to the “safe harbor amount” (see for more information, “Compensation Discussion and Analysis — Executive Compensation Components — Post-Employment Compensation Programs — Change-of-Control Agreements” above) if more beneficial to the Named Executive Officer on an after-tax basis.
(3)The amount for each Named Executive Officer reflects the estimated value of the benefit to him to receive the same level of medical, life insurance and disability benefits for a period of 36 months, for Mr. Larson, or 24 months, for other executives, after termination that would be payable pursuant to the executive’s Legacy CoC Agreement.
(4)The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2019, 2020 and 2021 Restricted Stock Unit Agreements. Mr. Lawrence, by reason of having attained Retirement Age (as defined), was fully vested under his 2019 Restricted Stock Unit Agreement, two-thirds vested under his 2020 Restricted Stock Unit Agreement and one-third vested under his 2021 Restricted Stock Unit Agreement.
(5)The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2019, 2020 and 2021 Restricted Stock Unit Agreements and Legacy CoC Agreement. See footnote (4) above regarding vesting under Mr. Lawrence’s 2019, 2020 and 2021 Restricted Stock Unit Agreements.
(6)Upon death or disability, the performance units awarded pursuant to the 2019, 2020 and 2021 Performance Unit Agreements would vest (if not otherwise vested by reason of the participant’s having attained Retirement Age (as defined)) and the final value would be equal to the target value of $100 per unit. For more information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation” above.
(7)The performance units awarded pursuant to the 2019, 2020 and 2021 Performance Unit Agreements would vest (if not otherwise vested by reason of the participant’s having attained Retirement Age (as defined)) and the final value of the units would be equal to the maximum value of $200 per unit pursuant to the executive’s Legacy CoC Agreement. See footnote (10) below regarding vesting under Mr. Lawrence’s 2019, 2020 and 2021 Performance Unit Agreements.

(8)The amount for each Named Executive Officer reflects the accumulated account values (including gains and losses) of contributions by the Named Executive Officer and Oceaneering for vested amounts and by Oceaneering for unvested amounts. Messrs. Curtis, Lawrence, Silva and McDonald were fully vested in their respective SERP accounts. For more information on SERP amounts, see “— Nonqualified Deferred Compensation” above.
(9)The amount for Mr. Lawrence reflects the value of shares of Common Stock that would be delivered for each outstanding vested restricted stock unit pursuant to his 2019, 2020 and 2021 Restricted Stock Unit Agreements and (as applicable) Legacy CoC Agreement.
(10)Mr. Lawrence, by reason of having attained Retirement Age (as defined), was fully vested under his 2019 Performance Unit Agreement, two-thirds vested under his 2020 Performance Unit Agreement and one-third vested under his 2021 Performance Unit Agreement. The amount for Mr. Lawrence reflects an amount in cash for vested performance units awarded pursuant to his 2019 Performance Unit Agreement, based on performance for the period from January 1, 2019 through December 31, 2021, with Cumulative Adjusted EBITDA for the three-year period between the target and maximum levels and Relative TSR at maximum, but capped at target (due to absolute TSR being negative), resulting in a final value between target and maximum levels (after giving effect to a change to the definition of Adjusted EBITDA approved by the Compensation Committee). The amounts payable, if any, for Mr. Lawrence pursuant to his 2020 and 2021 Performance Unit Agreements for outstanding vested performance units will not be known until completion of the three-year performance periods of January 1, 2020 – December 31, 2022 and January 1, 2021 – December 31, 2023, respectively, at which time the performance will be measured. The notional value of each of these 2020 and 2021 performance unit awards, equal to $100 per unit for achievement of performance goals at target level, is $450,000. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation — 2021-2023 Performance Units” and “— 2019-2021 Performance Units” above.
CEO Pay Ratio
The table below sets forth comparative information regarding: (1) the annual total compensation of our Chief Executive Officer for the year ended December 31, 2021; (2) the median of the annual total compensation of all employees of Oceaneering (including its consolidated subsidiaries), excluding our Chief Executive Officer, for the year ended December 31, 2021, determined on the basis described below; and (3) a ratio comparison of those two amounts (the “CEO Pay Ratio”). These amounts were determined in accordance with rules prescribed by the SEC. For 2021 the CEO Pay Ratio was 76:1, as explained below.
In accordance with SEC rules, we are using the same median employee identified in the proxy statement for last year’s annual meeting of shareholders, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, although we have updated the calculation of the annual total compensation earned by that employee for 2021. For purposes of determining the median of the annual total compensation of all Oceaneering employees, excluding our Chief Executive Officer, for the year ended December 31, 2021, the applicable SEC rules required that we identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used total cash compensation, as determined from payroll records for the period from October 31, 2019 through November 1, 2020 (the “Measurement Date”), as our consistently applied compensation measure. We did not take into account equity-based incentive compensation awards, because less than 5% of our employees receive those awards. Except as noted below, we included all Oceaneering employees as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for the entire measurement period. In accordance with SEC rules, we availed ourselves of a de minimis exemption to exclude a number of non-U.S. employees who collectively represented fewer than 5% of the approximately 8,790 total employees as of the Measurement Date (such total being the total number of U.S. and non-U.S. employees irrespective of the de minimis exemption and the total number used for the de minimis calculation). Under this exemption, we excluded all employees from the following jurisdictions: Azerbaijan (153 employees); Canada (60 employees); China (1 employee); Indonesia (65 employees); Malaysia (32 employees); Mexico (7 employees); Nigeria (16 employees); Oman (13 employees); Papua New Guinea (1 employee); and Thailand (14 employees).

After identifying the median employee, based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2021 for the Named Executive Officers as set forth in the “Summary Compensation Table.”

Annual Total Compensation	Amount
Chief Executive Officer (A)	$6,516,179
Median of all employees (excluding our Chief Executive Officer) (B)	$86,074
Ratio of (A) to (B)	76
Our Chief Executive Officer’s target total compensation for 2021 was $5,737,583. The ratio of such compensation to the median of the annual total compensation of all employees for 2021 (excluding our Chief Executive Officer), shown above, was 67:1. For this purpose, our Chief Executive Officer’s target total compensation for 2021 was calculated as the sum of Mr. Larson’s base salary, the target values of his annual cash bonus opportunity and performance unit award, the grant-date fair value of his restricted stock unit award, and all other compensation Mr. Larson earned in 2021. The compensation of the median employee identified for 2021 did not include incentive compensation.
COMPENSATION OF NONEMPLOYEE DIRECTORS
Our nonemployee directors receive annual cash retainers and awards of restricted stock as compensation for their service. The aggregate of such compensation is targeted at the median of the total direct compensation for nonemployee directors in the Compensation Peer Group, adjusted in the case of the Chairman of our Board for the median of the premium paid to non-executive chairmen in the Compensation Peer Group, as assessed by the Compensation Consultant and recommended by the Compensation Committee. The Board has indicated its intent to approve cash retainers comprising approximately one-third, and restricted stock awards (in terms of grant-date fair value) comprising approximately two-thirds, of the total direct compensation of our nonemployee directors.
For 2021, the Board approved annual cash retainers for our nonemployee directors, payable in quarterly installments, of $105,000 for the Chairman, which amount was paid to John R. Huff and Mr. Collins for the periods each served in such capacity, and $70,000 for each of our other nonemployee directors. For 2021, the Board also approved additional annual cash retainers, payable in quarterly installments, of $30,000 to the chair and $10,000 to each member of the Audit Committee, $20,000 to the chair and $10,000 to each member of the Compensation Committee and $10,000 to the chair and $5,000 to each member of the Nominating, Corporate Governance and Sustainability Committee. Mr. Larson, our Chief Executive Officer, does not receive separate compensation for his service as a director. See the “Summary Compensation Table” above for information concerning the compensation paid to Mr. Larson.
During 2021, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. The Service Agreement with Mr. Huff, which is described below, provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors, and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.
In 2021, our nonemployee directors were awarded shares of restricted stock under our Incentive Plan as follows: Mr. Huff: 25,817 shares; and each of our other nonemployee directors: 17,387 shares. In accordance with the terms of the applicable award agreements, the restricted stock awards vested in full on the first anniversary of the award date, February 26, 2022, except for Mr. Huff, whose award vested in full on his retirement from the Board on May 7, 2021. The awards were subject to (1) possible earlier vesting on a change of control or the termination of the director’s service due to death, and (2) such other terms as were set forth in the award agreements with the respective directors. For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis — Stock Ownership Guidelines.”

Director Compensation Table
The table below summarizes the compensation of our nonemployee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)(5)	Total ($)
T. Jay Collins	96,250	205,167	—	28,629	330,046
Karen H. Beachy	80,000	205,167	—	14,262	299,429
William B. Berry	80,000	205,167	—	19,686	304,853
Deanna L. Goodwin	100,000	205,167	—	27,692	332,859
John R. Huff (1)	52,500	304,641	—	2,238	359,379
M. Kevin McEvoy	70,000	205,167	—	28,857	304,024
Paul B. Murphy, Jr.	105,000	205,167	—	19,686	329,853
Jon Erik Reinhardsen	95,000	205,167	—	40,415	340,582
Kavitha Velusamy	80,000	205,167	—	19,542	304,709
Steven A. Webster	80,000	205,167	—	13,962	299,129
(1)Mr. Huff ceased to be a member of Oceaneering’s Board and its Chairman on May 7, 2021.
(2)The amounts shown are attributable entirely to annual retainers as described above.
(3)The amounts reflect the aggregate grant date fair value of awards by us in 2021 related to restricted stock awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021. The aggregate number of restricted shares outstanding as of December 31, 2021 was 17,387 for each of our nonemployee directors (the award to Mr. Huff vested in full on his retirement from the Board on May 7, 2021).
(4)The amount shown for each attributable perquisite or other personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits received by any director.
(5)The amounts shown for 2021 are attributable to the provision of excess liability insurance and, for all directors other than Mr. Huff, premiums for a supplemental medical insurance plan. In addition, for Ms. Goodwin and Messrs. Collins, McEvoy and Reinhardsen, perquisites and other personal benefits include an annual premium for basic health care provided by us. See the discussion below under the caption “Service Agreement with Mr. Huff” for information about various post-employment benefits provided to Mr. Huff.
Service Agreement with Mr. Huff
In 2001, when he was serving as our Chief Executive Officer and Chairman of the Board, we entered into a service agreement with Mr. Huff that replaced Mr. Huff’s prior employment agreement. That agreement was amended in 2006 and 2008 (as amended, the “Service Agreement”) to address, among other things, issues arising under Section 409A of the Code. The Service Agreement provides, among other things, for medical coverage on an after-tax basis to Mr. Huff, his spouse and two adult children for their lives, including any additional payment necessary to make him whole for any excise tax liability if payment thereof is a “parachute payment” (as defined in the Code). The Service Agreement also provides tax protection, generally to ensure that Mr. Huff will not be impacted adversely by taxes under Section 409A of the Code.
Also as part of Mr. Huff’s retirement benefits, we established an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance of an adequate source of funds for the payment of post-retirement benefits under the Service Agreement. In connection with the establishment of the trust, we contributed to the trust a life insurance policy previously obtained on the life of Mr. Huff, and agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the Consumer Price Index, at any time after January 1, 2012, the excess may be paid to us. In 2019 and 2021, we elected to withdraw a portion of such excess. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which: (1) Oceaneering or any of its subsidiaries is a participant; (2) any related person has a direct or indirect material interest; and (3) the amount involved exceeds $120,000, but excludes generally any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC and specifically certain categories of routine transactions, such as standard director compensation arrangements approved by the Board or a committee thereof, transactions in which all shareholders receive proportional benefits, and transactions available to our employees generally. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor and submit related-person transactions to the Nominating, Corporate Governance and Sustainability Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.
Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2021, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000. Stephen Lazar, Jr., who is a brother-in-law of Mr. McEvoy, serves as Director, HR Operations, for which Mr. Lazar received total compensation for 2021 of approximately $220,000, which is commensurate with that of his peers in our compensation framework.
No director or executive officer of Oceaneering who has served in such capacity since January 1, 2021 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2022 Annual Meeting of Shareholders, other than as described in this Proxy Statement.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2022. Although we are not required to seek shareholder approval of the appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee would take if our shareholders failed to ratify the appointment. The Audit Committee retains the discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Oceaneering. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
In accordance with our Bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2022 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker non-votes marked on proxy cards will not be included in the tabulation of votes cast on this proposal.
Our Board unanimously recommends a vote FOR this proposal. The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2022, unless a contrary choice is set forth thereon or unless an abstention or broker non-vote is indicated thereon.
Independent Auditors’ Fees
The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2021 and 2020.

Fees Incurred for Audit and Other Services Provided by Ernst & Young LLP	2021	2020
Audit Fees (1)	$2,230,000	$2,627,000
Audit-Related Fees (2)	9,700	5,000
Tax Fees (3)	214,300	38,800
All Other Fees (4)	—	—
Total	$2,454,000	$2,670,800
(1)Audit Fees consisted of fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.
(2)Audit-Related Fees consisted of fees for accounting, consultation services, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.
(3)Tax Fees consisted of tax compliance and consultation fees.
(4)All Other Fees consisted of a subscription to Ernst & Young LLP’s informational online service.
The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2021 was compatible with maintaining that firm’s independence from us.
The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the Audit Committee is required to review the fees and other terms for the services provided by the independent auditors. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.
The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the chair is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2023 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received not later than December 16, 2022. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
In addition, any shareholder who intends to submit a proposal for consideration at our 2023 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our Bylaws, such notice must:
•be received at our executive offices not earlier than November 28, 2022 and not later than close of business on February 26, 2023; and
•satisfy requirements that our Bylaws specify.
A copy of the pertinent Bylaw provisions can be obtained from our Corporate Secretary on written request.
TRANSACTION OF OTHER BUSINESS
Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.
Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2022 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote via the Internet or by telephone by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.
WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2021. WRITTEN REQUESTS SHOULD BE MAILED TO DAVID K. LAWRENCE, CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

April 15, 2022	David K. Lawrence Senior Vice President, General Counsel and Secretary

OCEANEERING INTERNATIONAL, INC. ATTN: CORPORATE SECRETARY 11911 FARM TO MARKET RD 529 HOUSTON, TX 77041-3011
VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.
During The Meeting - Go to www.virtualshareholdermeeting.com/OII2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D76153-P69940	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OCEANEERING INTERNATIONAL, INC.

The Board of Directors recommends a vote FOR each of the nominees listed:

1.	Election of Directors

	Nominees:			For	Withhold

	1a.	Roderick A. Larson		0	0

	1b.	M. Kevin McEvoy		0	0

	1c.	Paul B. Murphy, Jr.		0	0

The Board of Directors recommends a vote FOR the following:								For	Against	Abstain

2.	Advisory vote on a resolution to approve the compensation of our named executive officers.							0	0	0

3.	Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2022.							0	0	0

In their discretion, the proxies referred to herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.

D76154-P69940

OCEANEERING INTERNATIONAL, INC. Annual Meeting of Shareholders May 27, 2022 at 8:30 AM, Central Daylight Saving Time Proxy Solicited on behalf of the Board of Directors for the 2022 Annual Meeting

Alan R. Curtis and David K. Lawrence, and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of Oceaneering International, Inc. held of record by the undersigned as of the close of business on April 6, 2022, at the Annual Meeting of Shareholders to be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/OII2022 on May 27, 2022 at 8:30 AM, Central Daylight Saving Time, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s Annual Report for the year ended December 31, 2021 and the Notice of the 2022 Annual Meeting of Shareholders and related Proxy Statement.

This Proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR the election of each of the director nominees named in Proposal 1 and FOR Proposals 2 and 3. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote the shares unless the proxy card is signed and returned, or voting instructions have been provided by telephone or the Internet as described below before the Annual Meeting.

Voting by telephone or the Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the above to vote the shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and this proxy card in their entirety. Please follow the steps listed on the reverse side. Your vote will be confirmed and posted promptly. Thank you for voting.

Continued and to be signed on reverse side

OCEANEERING INTERNATIONAL, INC. ATTN: CORPORATE SECRETARY 11911 FARM TO MARKET RD 529 HOUSTON, TX 77041-3011
VOTE BY INTERNET - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, the day before the cut-off date of May 19, 2022. Have your voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, the day before the cut-off date of May 19, 2022. Have your voting instruction form in hand when you call and then follow the instructions. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.

VOTE BY MAIL
Mark, sign and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D76155-Z82088	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

OCEANEERING INTERNATIONAL, INC.

The Board of Directors recommends a vote FOR each of the nominees listed:

1.	Election of Directors

	Nominees:			For	Withhold

	1a.	Roderick A. Larson		0	0

	1b.	M. Kevin McEvoy		0	0

	1c.	Paul B. Murphy, Jr.		0	0

The Board of Directors recommends a vote FOR the following:								For	Against	Abstain

2.	Advisory vote on a resolution to approve the compensation of our named executive officers.							0	0	0

3.	Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2022.							0	0	0

In its discretion, the Trustee referred to herein is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.

D76156-Z82088

OCEANEERING INTERNATIONAL, INC. Annual Meeting of Shareholders May 27, 2022 at 8:30 AM, Central Daylight Saving Time Confidential Voting Instruction Form for 2022 Annual Meeting

The undersigned participant in the Oceaneering Retirement Investment Plan (the “Plan”) hereby directs Fidelity Management Trust Company, a Massachusetts trust company serving as trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc. (“Oceaneering”) held in the undersigned’s Plan account of record by the undersigned, as of the close of business on April 6, 2022, at the Annual Meeting of Shareholders to be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/OII2022 on May 27, 2022 at 8:30 AM, Central Daylight Saving Time, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s Annual Report for the year ended December 31, 2021 and the Notice of the 2022 Annual Meeting of Shareholders and related Proxy Statement.

This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

Providing voting instructions by telephone or the Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be confirmed and posted promptly. Thank you for participating.

Continued and to be signed on reverse side